 Exhibit 99.2
Mid-America Apartments, L.P.
Consolidated Balance Sheets
December 31, 2012 and 2011
(Dollars in thousands, except unit data)

	December 31, 2012	December 31, 2011
Assets:
Real estate assets:
Land	$359,943	$307,596
Buildings and improvements	2,867,409	2,608,128
Furniture, fixtures and equipment	84,997	80,590
Development and capital improvements in progress	50,844	41,635
	3,363,193	3,037,949
Less accumulated depreciation	(901,485)	(847,171)
	2,461,708	2,190,778

Land held for future development	1,205	1,306
Commercial properties, net	8,058	8,116
Investments in real estate joint ventures	4,837	17,006
Real estate assets, net	2,475,808	2,217,206

Cash and cash equivalents	8,886	57,151
Restricted cash	809	1,362
Deferred financing costs, net	13,380	14,180
Other assets	26,882	27,530
Goodwill	4,106	4,106
Total assets	$2,529,871	$2,321,535

Liabilities and Capital:
Liabilities:
Secured notes payable	$1,170,646	$1,494,520
Unsecured notes payable	483,000	135,000
Accounts payable	3,889	1,673
Fair market value of interest rate swaps	21,423	33,095
Accrued expenses and other liabilities	90,559	85,136
Security deposits	6,167	5,795
Due to General Partner	24,255	20,144
Total liabilities	1,799,939	1,775,363

Redeemable units	4,713	4,037

Capital:
General partner: 39,721,461 OP Units outstanding at December 31, 2012 and 36,602,619 OP Units outstanding at December 31, 2011	706,296	538,623
Limited partners: 1,731,672 OP Units outstanding at December 31, 2012 and 1,937,669 OP Units outstanding at December 31, 2011	30,993	28,729
Accumulated other comprehensive losses	(26,881)	(38,579)
Total partners' capital	710,408	528,773
Noncontrolling interest	14,811	13,362
Total capital	725,219	542,135
Total liabilities and capital	$2,529,871	$2,321,535
Number of units outstanding represent total OP Units regardless of classification on the consolidated balance sheet. The number of units classified as redeemable units on the consolidated balance sheet for December 31, 2012 and 2011 are 72,786 and 65,771, respectively.
See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.
Consolidated Statements of Operations
Years ended December 31, 2012, 2011 and 2010
(Dollars in thousands, except per unit data)

	2012	2011	2010
Operating revenues:
Rental revenues	$409,263	$351,879	$309,046
Other property revenues	36,387	32,724	27,192
Total property revenues	445,650	384,603	336,238
Management fee income	899	1,017	680
Total operating revenues	446,549	385,620	336,918
Property operating expenses:
Personnel	50,999	46,164	42,389
Building repairs and maintenance	14,242	13,138	12,084
Real estate taxes and insurance	52,075	44,442	39,129
Utilities	24,407	22,604	20,046
Landscaping	9,941	9,201	8,462
Other operating	31,394	28,805	23,899
Depreciation and amortization	114,139	100,648	88,651
Total property operating expenses	297,197	265,002	234,660
Acquisition expenses	2,236	3,319	2,035
Property management expenses	19,761	18,436	15,968
General and administrative expenses	11,479	14,488	11,189
Income from continuing operations before non-operating items	115,876	84,375	73,066
Interest and other non-property income	318	689	789
Interest expense	(52,249)	(51,202)	(53,803)
Loss on debt extinguishment/modification	(654)	(754)	—
Amortization of deferred financing costs	(3,097)	(2,598)	(2,300)
Net casualty (loss) gain after insurance and other settlement proceeds	(13)	(475)	48
Gain on sale of non-depreciable assets	45	1,084	—
Gain on properties acquired from joint ventures	—	—	752
Income from continuing operations before loss from real estate joint ventures	60,226	31,119	18,552
Loss from real estate joint ventures	(223)	(593)	(1,149)
Income from continuing operations	60,003	30,526	17,403
Discontinued operations:
Income from discontinued operations before gain (loss) on sale	577	3,625	2,051
Net casualty gain (loss) after insurance and other settlement proceeds on discontinued operations	48	(12)	—
Gain (loss) on sale of discontinued operations	41,635	12,799	(2)
Consolidated net income	102,263	46,938	19,452
Net income attributable to noncontrolling interests	3,525	421	473
Net income attributable to Mid-America Apartments, L.P.	98,738	46,517	18,979
Preferred distributions	—	—	6,549
Premiums and original issuance costs associated with the redemption of preferred units	—	—	5,149
Net income available for common unitholders	$98,738	$46,517	$7,281

Earnings per common unit - basic and diluted:
Income from continuing operations available for common unitholders	$1.43	$0.81	$0.16
Income from discontinued property operations available for common unitholders	1.01	0.44	0.06
Net income available for common unitholders	$2.44	$1.25	$0.22

Distributions declared per common unit	$2.6750	$2.5425	$2.4725

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.
Consolidated Statements of Comprehensive Income
Years ended December 31, 2012, 2011 and 2010
(Dollars in thousands)

	2012	2011	2010
Consolidated net income	$102,263	$46,938	$19,452
Other Comprehensive Income:
Unrealized losses from the effective portion of derivative instruments	(8,409)	(13,951)	(35,538)
Reclassification adjustment for losses included in net income for the effective portion of derivative instruments	20,107	27,639	34,021
Total Comprehensive Income	113,961	60,626	17,935
Less: comprehensive income attributable to noncontrolling interests	(3,525)	(421)	(473)
Comprehensive income attributable to Mid-America Apartments, L.P.	$110,436	$60,205	$17,462

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.
Consolidated Statements of Changes in Capital
Years ended December 31, 2012, 2011 and 2010
(Dollars in thousands, except per unit data)

	MAA LP Unitholders
				Accumulated Other Comprehensive Income (Loss)
					Noncontrolling Interest	Total Partnership Capital	Redeemable Units
	Limited Partner	General Partner	Preferred Units
CAPITAL BALANCE December 31, 2009	$14,799	$173,147	$149,873	$(50,750)	$12,505	$299,574	$2,802
Comprehensive income:
Net income	512	6,769	11,698		473	19,452
Other comprehensive loss - derivative instruments (cash flow hedges)				(1,517)		(1,517)
Issuance of units		305,344				305,344	387
Units repurchased and retired		(1,175)				(1,175)
Exercise of unit options		173				173
General partnership units issued in exchange for limited partnership units	(1,266)	1,267				1
Units reclassified to liabilities						—	(269)
Redeemable units fair market value		(844)				(844)	844
Adjustment for non-controlling interest ownership in subsidiaries	17,824	(17,804)			(20)	—
Amortization of unearned compensation		3,703				3,703
Distributions ($2.5425 per unit)	(5,641)	(77,106)	(6,549)			(89,296)
Redemption of preferred units			(155,022)			(155,022)
CAPITAL BALANCE DECEMBER 31, 2010	$26,228	$393,474	$—	$(52,267)	$12,958	$380,393	$3,764
Comprehensive income:
Net income	2,435	44,082	—		421	46,938
Other comprehensive income - derivative instruments (cash flow hedges)				13,688		13,688
Issuance of units		235,334				235,334	494
Units repurchased and retired		(42,243)				(42,243)
Exercise of unit options		407				407
General partner units issued in exchange for limited partner units	(3,069)	3,069				—
Units reclassified to liabilities						—	(150)
Redeemable units fair market value		71				71	(71)
Adjustment for non-controlling interest ownership in subsidiaries	8,238	(8,221)			(17)	—
Amortization of unearned compensation		4,035				4,035
Distributions ($2.5425 per unit)	(5,103)	(91,385)				(96,488)
CAPITAL BALANCE DECEMBER 31, 2011	$28,729	$538,623	$—	$(38,579)	$13,362	$542,135	$4,037
Comprehensive income:
Net income	4,487	94,251	—		3,525	102,263
Other comprehensive income - derivative instruments (cash flow hedges)				11,698		11,698
Issuance of units		196,326				196,326	546
Units repurchased and retired		(17,527)				(17,527)
General partner units issued in exchange for limited partner units	(3,459)	3,459				—
Redeemable units fair market value		(130)				(130)	130
Adjustment for non-controlling interest ownership in subsidiaries	6,109	(6,090)			(19)	—
Amortization of unearned compensation		2,233				2,233
Distributions ($2.6750 per unit) (1)	(4,873)	(104,849)			(2,057)	(111,779)
CAPITAL BALANCE DECEMBER 31, 2012	$30,993	$706,296	$—	$(26,881)	$14,811	$725,219	$4,713

(1) The NCI balance includes a distribution related to the disposition of a property and is not done on a per unit basis.

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.
Consolidated Statements of Cash Flows
Years ended December 31, 2012, 2011 and 2010
(Dollars in thousands)

	2012	2011	2010
Cash flows from operating activities:
Consolidated net income	$102,263	$46,938	$19,452
Adjustments to reconcile net income to net cash provided by operating activities:
Retail revenue accretion	(31)	—	—
Depreciation and amortization	120,316	109,217	97,068
Stock compensation expense	1,999	3,609	3,290
Redeemable units issued	489	442	343
Amortization of debt premium	(767)	(360)	(360)
Loss from investments in real estate joint ventures	223	593	1,150
Loss on debt extinguishment	1,012	755	—
Derivative interest expense	823	545	321
Gain on sale of non-depreciable assets	(45)	(910)	—
(Gain) loss on sale of discontinued operations	(41,635)	(12,799)	2
Asset impairment	—	—	1,914
Net casualty (gain) loss and other settlement proceeds	(35)	475	688
Gain on properties contributed to joint ventures	—	—	(752)
Changes in assets and liabilities:
Restricted cash	553	152	(954)
Other assets	(520)	(1,742)	(4,279)
Accounts payable	2,216	199	(54)
Accrued expenses and other	4,586	5,276	886
Security deposits	372	(271)	(1,781)
Net cash provided by operating activities	191,819	152,119	116,934
Cash flows from investing activities:
Purchases of real estate and other assets	(311,524)	(334,651)	(284,486)
Normal capital improvements	(25,164)	(31,617)	(20,751)
Construction capital and other improvements	(2,789)	(3,379)	(2,405)
Renovations to existing real estate assets	(11,862)	(8,832)	(7,079)
Development	(73,991)	(38,153)	(16,394)
Distributions from real estate joint ventures	12,164	1,402	1,735
Contributions to real estate joint ventures	(218)	(1,510)	(12,130)
Proceeds from disposition of real estate assets	110,093	23,808	88,718
Net cash used in investing activities	(303,291)	(392,932)	(252,792)
Cash flows from financing activities:
Advances from general partner	4,402	6,792	11,269
Net change in credit lines	(320,064)	(121,533)	(35,000)
Proceeds from notes payable	325,000	285,350	137,881
Principal payments on notes payable	(12,911)	(13,895)	(1,924)
Payment of deferred financing costs	(3,612)	(4,633)	(7,244)
Repurchase of common units	(17,527)	(42,243)	(1,175)
Proceeds from issuances of common units	196,325	235,739	305,517
Distributions to noncontrolling interests	(2,057)	—	—
Distributions paid on common units	(106,349)	(93,407)	(78,699)
Distributions paid on preferred units	—	—	(7,622)
Redemption of preferred units	—	—	(155,022)
Net cash provided by financing activities	63,207	252,170	167,981
Net (decrease) increase in cash and cash equivalents	(48,265)	11,357	32,123
Cash and cash equivalents, beginning of period	57,151	45,794	13,671
Cash and cash equivalents, end of period	$8,886	$57,151	$45,794

Supplemental disclosure of cash flow information:
Interest paid	$54,096	$51,196	$55,837
Supplemental disclosure of noncash investing and financing activities:
Accrued construction in progress	$3,449	$5,807	$3,070
Interest capitalized	$1,905	$1,156	$66
Marked-to-market adjustment on derivative instruments	$10,875	$13,143	$(1,838)
Reclassification of redeemable units to liabilities	$—	$150	$264
Fair value adjustment on debt assumed	$2,578	$—	$—
Debt assumed	$30,290	$—	$—
 See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.
Notes to Consolidated Financial Statements
Years ended December 31, 2012, 2011, and 2010

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Formation of Mid-America Apartments L.P.

Mid-America Apartments, L.P., or "MAALP", or "us", "we", "our", "the Company", or the "Operating Partnership", is a Memphis, Tennessee-based limited partnership formed in 1993 and currently operates pursuant to the provisions of the Second Amended and Restated Agreement of Limited Partnership (Partnership Agreement). MAALP's sole general partner is Mid-America Apartment Communities, Inc. (MAA), a Memphis, Tennessee-based self-administered and self-managed real estate investment trust, or REIT, that focuses on acquiring, owning and operating apartment communities mainly in the Sunbelt region of the United States. We owned and operated 145 apartment communities as of December 31, 2012 and four of our properties include retail components with approximately 108,000 square feet of gross leasable area. The Operating Partnership also owned a 33.33% interest in two real estate joint ventures, Mid-America Multifamily Fund I, LLC, or Fund I, and Mid-America Multifamily Fund II, LLC, or Fund II, at December 31, 2012. Through these joint ventures we owned interest in an additional 6 communities as of December 31, 2012. These apartment communities are located across 12 states.

We also had two development communities and a second phase to an existing community under construction totaling 774 units as of December 31, 2012. None of the units for the development projects were completed as of December 31, 2012. Total expected costs for the development projects are $101.1 million, of which $43.9 million has been incurred to date. We expect to complete construction on the three projects by the fourth quarter 2014.

Basis of Presentation and Principles of Consolidation

Interests in MAALP are represented by Operating Partnership Units, or OP Units. As of December 31, 2012, there were 41,453,133 OP Units outstanding, 39,721,461 or 95.8% of which were owned by MAA, our general partner. The remaining 1,731,672 OP Units were owned by non-affiliated limited partners, as defined in the Partnership Agreement. During the years ended December 31, 2012, 2011, and 2010, rental revenue of the Operating Partnership represented 89.8%, 89.5%, and 88.6% of the consolidated rental revenues of MAA, respectively.

The consolidated financial statements presented herein include the accounts of the Operating Partnership, and all other subsidiaries in which the Operating Partnership has a controlling financial interest. MAALP owns approximately 70% to 100% of all consolidated subsidiaries.

MAALP invests in entities which may qualify as variable interest entities (VIE). A VIE is a legal entity in which the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support or, as a group, the holders of the equity investment at risk lack the power to direct the activities of a legal entity as well as the obligation to absorb its expected losses or the right to receive its expected residual returns. MAALP consolidates all VIEs for which we are the primary beneficiary and uses the equity method to account for investments that qualify as VIEs but for which we are not the primary beneficiary. In determining whether we are the primary beneficiary of a VIE, we consider qualitative and quantitative factors, including but not limited to, those activities that most significantly impact the VIE's economic performance and which party controls such activities.

MAALP uses the equity method of accounting for its investments in entities for which we exercise significant influence, but do not have the ability to exercise control. These entities are not variable interest entities. The factors considered in determining that MAALP does not have the ability to exercise control include ownership of voting interests and participatory rights of investors.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

Management of the Operating Partnership has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses to prepare these financial statements and notes in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

Revenue Recognition and Real Estate Sales

MAALP leases multifamily residential apartments under operating leases primarily with terms of one year or less. Rental revenues are recognized using a method that represents a straight-line basis over the term of the lease and other revenues are recorded when earned.

MAALP records gains and losses on real estate sales in accordance with accounting standards governing the sale of real estate. For sale transactions meeting the requirements for the full accrual method, we remove the assets and liabilities from our Consolidated Balance Sheet and record the gain or loss in the period the transaction closes. For properties contributed to joint ventures, MAALP records gains on the partial sale in proportion to the outside partners’ interest in the venture.

Rental Costs

Costs associated with rental activities, including advertising costs, are expensed as incurred. Advertising expenses were approximately $7.9 million, $7.9 million, and $6.6 million for the years ended December 31, 2012, 2011, and 2010, respectively.

Allocation of General and Administrative Expense

General and Administrative expenses, such as marketing costs, corporate salaries, general overhead costs, and corporate depreciation expense that is incurred by MAA and its subsidiaries, including the Operating Partnership, are allocated to each subsidiary based on a pro-rata percentage of that subsidiary's revenue as compared to the total revenue of MAA.

Discontinued Operations

Properties sold during the year or those classified as held-for-sale at the end of a reporting period are classified as discontinued operations in accordance with accounting standards governing financial statement presentation. Once a property is classified as held-for-sale, depreciation is no longer recognized.

Earnings Per OP Unit

Basic earnings per OP Unit is computed by dividing net income available for common unitholders by the weighted average number of units outstanding during the period. Diluted earnings per OP Unit reflects the potential dilution that could occur if securities or other contracts to issue OP Units were exercised or converted into OP Units. For the years ended December 31, 2012, 2011, and 2010, there were no dilutive securities and therefore basic and diluted earnings per OP Unit are the same.

A reconciliation of the numerators and denominators of the basic and diluted earnings per unit computations for the years ended December 31, 2012, 2011, and 2010 is presented below:

	For the years ended December 31,
	2012	2011	2010
Units Outstanding
Weighted average common units - basic and diluted	40,412	37,280	32,502

Calculation of Earnings per Unit - basic and diluted
Income from continuing operations	$60,003	$30,526	$17,403
Income attributable to noncontrolling interests	(3,525)	(421)	(473)
Preferred distributions	—	—	(6,549)
Premiums and original issuance costs associated with the redemption of preferred units	—	—	(5,149)
Income from discontinued operations	42,260	16,412	2,049
Net income available for common unitholders	$98,738	$46,517	$7,281

Earnings per unit - basic and diluted:
Income from continuing operations available for common unitholders	$1.43	$0.81	$0.16
Income from discontinued property operations available for common unitholders	1.01	0.44	0.06
Net income available for common unitholders	$2.44	$1.25	$0.22

Real Estate Assets and Depreciation and Amortization

Real estate assets are carried at depreciated cost. Repairs and maintenance costs are expensed as incurred while significant improvements, renovations, and recurring capital replacements are capitalized. Recurring capital replacements typically include scheduled carpet replacement, new roofs, HVAC units, plumbing, concrete, masonry and other paving, pools and various exterior building improvements. In addition to these costs, we also capitalize salary costs directly identifiable with renovation work. These expenditures extend the useful life of the property and increase the property’s fair market value. The cost of interior painting, vinyl flooring and blinds are expensed as incurred.

In conjunction with acquisitions of properties, our policy is to provide in its acquisition budgets adequate funds to complete any deferred capital improvement items to bring the properties to the required standard, including the cost of replacement appliances, carpet, interior painting, vinyl flooring and blinds. These costs are capitalized.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which range from 8 to 40 years for land improvements and buildings, 5 years for furniture, fixtures and equipment, and 3 to 5 years for computers and software.

Development Costs

Development projects and the related carrying costs, including interest, property taxes, insurance and allocated direct development salary cost during the construction period, are capitalized and reported in the accompanying balance sheets as “Development and capital improvements in progress” during the construction period. Interest is capitalized in accordance with accounting standards governing the capitalization of interest. Upon completion and certification for occupancy of individual buildings within a development, amounts representing the completed building's portion of total estimated development costs for the project are transferred to land, buildings, and furniture, fixtures and equipment as real estate held for investment. Capitalization of interest, property taxes, insurance and allocated direct development salary costs cease upon the transfer. The assets are depreciated over their estimated useful lives. Total interest capitalized during 2012, 2011 and 2010 was approximately $1,905,000, $1,156,000, and $66,000, respectively.

Certain costs associated with the lease-up of development projects, including cost of model units, their furnishings, signs, and “grand openings” are capitalized and amortized over their respective estimated useful lives. All other costs relating to renting development projects are expensed as incurred.

Acquisition of Real Estate Assets

In accordance with accounting standards for business combinations, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building, furniture, fixtures and equipment, and identified intangible assets, consisting of the value of in-place leases.

MAALP allocates the purchase price to the fair value of the tangible assets of an acquired property determined by valuing the building as if it were vacant, based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a building using methods similar to those used by independent appraisers. These methods include using stabilized net operating income, or NOI, and market specific capitalization and discount rates.

In allocating the fair value of identified intangible assets of an acquired property, the in-place leases are valued based on current rent rates and time and cost to lease a unit. Management concluded that the leases acquired on each of its property acquisitions are approximately at market rates since the lease terms generally do not extend beyond one year.

The fair value of the in-place leases and resident relationships is then amortized over 6 months, the estimated remaining term of the resident leases. The amount of resident lease intangibles included in Other assets totaled $1.6 million, $1.8 million, and $1.8 million as of December 31, 2012, 2011, and 2010, respectively. The amortization recorded as depreciation and amortization expense for residential leases was $3.4 million, $3.4 million, and $2.3 million for the years ended December 31, 2012, 2011, and 2010, respectively. Accumulated amortization for residential leases totaled $1.0 million, $0.7 million, and $1.0 million as of December 31, 2012, 2011 and 2010, respectively.

Impairment of Long-lived Assets, including Goodwill

We account for long-lived assets in accordance with the provisions of accounting standards for the impairment or disposal on long-lived assets and evaluate our goodwill for impairment under accounting standards for goodwill and other intangible assets. We evaluate goodwill for impairment on at least an annual basis, or more frequently if a goodwill impairment indicator is identified. We periodically evaluate long-lived assets, including investments in real estate and goodwill, for indicators that would suggest that the carrying amount of the assets may not be recoverable. The judgments regarding the existence of such indicators are based on factors such as operating performance, market conditions and legal factors.

Long-lived assets, such as real estate assets, equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented on the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group/property classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

During the year ended December 31, 2010, we received an offer to purchase our 276-unit Cedar Mill apartment community. As a result of the offer received and management’s reconsideration of its long-term intentions related to this property, we determined that an impairment indicator existed. As the estimated undiscounted future cash flows were no longer sufficient to recover the asset carrying amount, we recorded an impairment charge of $1,914,000 during the year ended December 31, 2010 to adjust the asset carrying value to estimated fair value. We sold Cedar Mill during 2012 and it is presented as part of discontinued operations.

Goodwill is tested annually for impairment and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss for goodwill is recognized to the extent that the carrying amount exceeds the implied fair value of goodwill. This determination is made at the reporting unit level and consists of two steps. First, we determine the fair value of a reporting unit and compare it to its carrying amount. In the apartment industry, the primary method used for determining fair value is to divide annual operating cash flows by an appropriate capitalization rate. We determine the appropriate capitalization rate by reviewing the prevailing rates in a property’s market or submarket. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation in accordance with accounting standards for business combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. There has been no impairment of goodwill in the three year period ended December 31, 2012.

Land Held for Future Development

Real estate held for future development are sites intended for future multifamily developments and are carried at the lower of cost or fair value in accordance with GAAP and any costs incurred prior to commencement of pre-development activities are expensed as incurred.

Investment in Real Estate Joint Ventures

MAALP's investments in our unconsolidated real estate joint ventures are recorded using the equity method as we are able to exert significant influence, but do not have a controlling interest in the joint venture.

Cash and Cash Equivalents

MAALP considers cash, investments in money market accounts, and certificates of deposit with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists of escrow deposits held by lenders for property taxes, insurance, debt service and replacement reserves.

Deferred Financing Costs

Deferred financing costs are amortized over the terms of the related debt using a method which approximates the effective interest method. If the terms of renewed or modified debt instruments are deemed to be substantially different, all unamortized financing costs associated with the modified debt are charged to earnings in the current period. If the terms are not substantially different, the costs associated with the renewal are capitalized and amortized over the remaining term of the debt instrument. For modifications affecting a line of credit, fees paid to a creditor and any third party costs will be capitalized and amortized over the remaining term of the new arrangement. Any unamortized deferred financing costs associated with the old arrangement are either deferred and amortized over the life of the new arrangement or written off, depending upon the nature of the modification. The balance of any unamortized financing costs on extinguished debt is expensed upon extinguishment.

Other Assets

Other assets consist of deferred rental concessions which are recognized on a straight line basis over the life of the leases, receivables and deposits from residents, value of derivative contracts and other prepaid expenses including prepaid insurance and prepaid interest.

Accrued Expenses and Other Liabilities

Accrued expenses consist of accrued distributions payable, accrued real estate taxes, accrued interest payable, other accrued expenses payable, and unearned income. Significant accruals included accrued distributions payable of $28.8 million, $25.4 million and $22.4 million at December 31, 2012, 2011 and 2010, respectively and accrued real estate taxes of $26.9 million, $24.6 million and $19.3 million at December 31, 2012, 2011 and 2010, respectively.

Self Insurance

MAA is self-insured for workers' compensation claims up to $500,000 and for general liability claims up to $45,000. Claims exceeding these amounts are insured by a third party. We accrue for expected liabilities less than $500,000 for workers' compensation based on a third party actuarial estimate of ultimate losses and accrue for expected general liability claims less than $45,000 based on historical experience, adjusted as actual claims occur.

Recent Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (ASU) No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of Accumulated other comprehensive income (AOCI) by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective for interim and annual periods beginning after December 15, 2012 and early adoption is permitted. We have early adopted ASU 2013-02 for the annual period ended December 31, 2012. The adoption of ASU 2013-02 has not had a material impact on our consolidated financial condition or results of operations taken as a whole.

In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This ASU allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 is applied retrospectively. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We adopted ASU 2011-05 during the reporting period ended December 31, 2011, and this changed the presentation of our financial statements but not our consolidated financial condition or results of operations taken as a whole.

In November 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This ASU supersedes certain paragraphs in ASU 2011-05 addressing reclassification adjustments out of accumulated other comprehensive income. The effective dates and changes to our presentation are the same as noted in ASU 2011-05 above.

In May 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments change the wording, mainly for clarification, used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this update to result in a change in the application of the requirements in ASU 2011-04. The amendments in this ASU are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. We have adopted ASU 2011-04 for the interim and annual periods of fiscal year 2012. The adoption of ASU 2011-04 has not had a material impact on our consolidated financial condition or results of operations taken as a whole.

2.    STOCK BASED COMPENSATION

MAALP accounts for stock based employee compensation plans in accordance with accounting standards governing stock based compensation. These standards require an entity to measure the cost of employee services received in exchange for an award of an equity instrument based on the award's fair value on the grant date and recognize the cost over the period during which the employee is required to provide service in exchange for the award, which is generally the vesting period. Any liability awards issued are remeasured at each reporting period.  Any common shares issued under MAA's stock based compensation plans result in MAALP issuing a corresponding OP Unit on a one-for-one basis. The Operating Partnership records its portion of the expenses presented below based on the allocation of General and Administrative expenses. See further discussion on allocation of General and Administrative expenses in Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements, Note 1.

Incentive Plans Overview and Summary

MAA’s stock compensation plans consist of an employee stock purchase plan and a number of incentives provided to attract and retain independent directors, executive officers and key employees. Incentives are currently granted under the 2004 Stock Plan which was approved at the May 24, 2004 Annual Meeting of Shareholders. This plan replaced the 1994 Restricted Stock and Stock Option Plan (collectively, the “Plans”) under which no further awards may be granted as of January 31, 2004. The 1994 Restricted Stock and Stock Option Plan allowed for the grant of restricted stock and stock options up to a total of 2.4 million shares. The 2004 Stock Plan allows for the grant of restricted stock and stock options up to a total of 500,000 shares. MAA believes that such awards better align the interests of our employees with those of MAA's shareholders.

In general, restricted stock is earned based on either a service condition, performance condition, or a market condition, or a combination thereof, and vests ratably over multiple periods. Service based awards are earned when the employee remains employed over the requisite service period and are valued on the grant date based upon the market price of MAA common stock on the date of grant. Market based awards are earned when MAA reaches a specified stock price or specified return on the stock price (price appreciation plus dividends) and are valued on the grant date using a Monte Carlo simulation. Performance based awards are earned when MAA reaches certain operational goals such as EPS or FFO targets and are value based upon the market price of MAA common stock on the date of grant and considers the probability of reaching the stated targets. MAALP remeasures the fair value of the performance based awards each balance sheet date with adjustments made on a cumulative basis until the award is settled and the final compensation is known.

Compensation expense is generally recognized for service based awards using the straight-line method over the vesting period of the shares regardless of cliff or ratable vesting distinctions. Compensation expense for market and performance based awards is recognized using the accelerated amortization method with each vesting tranche valued as a separate award, with a separate vesting date, consistent with the estimated value of the award at each period end. Additionally, the Company adjusts compensation expense for estimated and actual forfeitures for all awards.

Awards that allow employees to sell shares of vested restricted stock back to MAA in excess of the amount required to cover the participant’s statutory minimum tax withholdings upon vesting of the shares require liability accounting and are marked to market each reporting period. Awards that do not allow for share repurchases are classified as equity and are generally valued based on grant date fair value and are not adjusted to market each reporting period.

Total compensation costs under the Plans were approximately $2,214,000, $4,038,000 and $3,731,000, of which $1,981,000, $3,612,000, and $3,306,000 was allocated to MAALP for the years ended December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012, the total unrecognized compensation cost related to the Plans was approximately $2,513,000. This cost is expected to be recognized over the remaining weighted average period of 1.4 years and will be allocated to MAA subsidiaries including MAALP as part of the allocation of MAA General and administrative expenses. Any other unrecognized costs will be allocated in this same manner. Total cash paid for the settlement of plan shares totaled $995,000, $1,604,000, $321,000 for the years ended December 31, 2012, 2011, and 2010 respectively. Information concerning specific grants under the Plans is listed below.

Employee Stock Purchase Plan

The Mid-America Apartment Communities, Inc. Employee Stock Purchase Plan, or ESPP, provides a means for employees to purchase common stock of MAA at a discounted price. The Board of Directors has authorized the issuance of 150,000 shares for the plan. The ESPP is administered by the Compensation Committee of the Board of Directors who may annually grant options to employees to purchase up to an aggregate of 15,000 shares of common stock at a price equal to 85% of the market price of the common stock. Shares are purchased semi-annually on the last market day of June and December. The plan determines the purchase price using one of three measurement formulas based on the market activity during the measurement period. The variability caused by the combination of varying number of participants, market price fluctuations and potential changes in formula used each measurement period makes it not possible to reasonably estimate fair value at the grant date. During the years ended December 31, 2012, 2011 and 2010, 6,019 shares, 5,732 shares and 5,279 shares, respectively, were purchased through the ESPP. The plan does not meet the criteria to be a noncompensatory plan and therefore compensation cost of approximately $46,000, $59,000, and $44,000 was recognized for the years ended December 31, 2012, 2011 and 2010, respectively.

Options

All option awards made under the Plans have been granted with the exercise price equal to the market price on the date of grant. The options vest over five years of continuous service at a rate of 10%, 10%, 20%, 30% and 30%, and expire ten years from grant date. MAA issues new shares when options are exercised. Dividends are not paid on unexercised options.

The fair value of each option award is estimated on the grant date using the Black-Scholes method. Volatility is based on the historical volatility of MAA’s common stock. Expected life of the option is estimated using historical data to estimate option exercise and employee termination. MAA uses a U.S. constant-maturity Treasury close to the same expected life of the option to represent the risk-free rate. Turnover is based on the historical rate at which options are exercised. MAA uses its current dividend yield at the time of grant to estimate the dividend yield over the life of the option. No options were granted during 2012, 2011 or 2010.

No options were exercised or outstanding during the year ended December 31, 2012. Cash received from the exercise of options for the year ended December 31, 2011 and 2010 was approximately $407,000 and $174,000, respectively.

Key Management 2002 Restricted Stock Plan

In 2002, MAA issued 97,881 restricted shares of common stock to key managers and executive officers with a grant date fair value of $25.65 per share. The grant date fair value was determined by the closing trading price of MAA’s shares on the day prior to the date of the grant. These shares vest 20% on March 31 of each year for five consecutive years beginning in 2008. Recipients receive dividend payments on the shares of restricted stock prior to vesting. This plan was modified on August 2, 2011 recategorizing 7,316 of the shares previously categorized as a liability to equity due to the discontinuation of a practice allowing participants to sell shares of vested restricted stock back to MAA in excess of the amount required to cover the participant’s taxes upon vesting of the shares. No other plan terms were changed. The new grant date fair value for these shares is $69.37 per share.The grant date fair value was determined by the closing trading price of MAA’s shares on the modification date. All remaining shares were earned and issued by the modification date and therefore the valuation was calculated on issued plan shares adjusted for forfeitures based on the historical experience for turnover by the key managers and executive officers. No additional compensation cost was recognized as a result of this modification.

A summary of the status of the Key Management 2002 Restricted Stock Plan nonvested shares as of December 31, 2012, and the changes for the year ended December 31, 2012, is presented below:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2012	16,379	$45.17
Granted	—	—
Vested	(16,379)	45.17
Forfeited	—	—
Nonvested at December 31, 2012	—	$—

As of December 31, 2012, there was no unrecognized compensation cost related to nonvested shares granted. The total fair value of equity shares vesting plus the settlement of liabilities during the years ended December 31, 2012, 2011 and 2010 was approximately $740,000, $702,000 and $611,000, respectively.

Director Restricted Stock Plan

Non-employee Directors elected to the Board of Directors receive an annual grant of restricted shares of common stock. The annual grants were equivalent to $40,000 per non-employee Director in 2010, $50,000 per non-employee Director in 2011, and $60,000 per non-employee Director in 2012. Directors have the right to receive their grants either in restricted shares of common stock of MAA that will vest after one year of service on the Board of Directors or have them issued into a deferred compensation plan.

A summary of the status of the Director Restricted Stock Plan nonvested restricted shares of common stock as of December 31, 2012, and the changes for the year ended December 31, 2012, is presented below:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2012	2,976	$67.16
Granted and issued	5,340	67.36
Vested	(2,976)	67.16
Forfeited	—	—
Nonvested at December 31, 2012	5,340	$67.36

As of December 31, 2012, there was approximately $166,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. This cost is expected to be recognized over the remaining weighted average period of 0.2 years. The total fair value of shares vesting during the years ended December 31, 2012, 2011 and 2010, was approximately $200,000, $200,000 and $120,000, respectively.

Key Management 2008 Restricted Stock Plan

In 2008, the Board of Directors adopted the 2008 Key Management Restricted Stock Plan, or the 2008 Plan, a long-term incentive program for key managers and executive officers. The 2008 Plan consists of both an annual and three year program. Under the annual program participants can earn both service and market based shares of restricted stock. The service based shares are awarded at the beginning of the 2008 Plan with the timing of vesting dependent on employment and total shareholder return performance. The earning of restricted shares under the market based program is based on employment and total shareholder return performance. No shares were earned through the annual market program. Participation in the three year program is limited to the executive officers and awards shares of restricted stock based upon both MAA’s total shareholder return performance over a three year period and that performance in relation to that of MAA’s peers. Any shares earned through the three year program were issued on January 3, 2012 and will vest 25% annually beginning on January 1, 2013. Recipients will receive dividend payments on any restricted shares of common stock earned and issued during the restriction periods. On July 1, 2008, MAA issued 15,920 restricted shares of common stock under the annual service based program of the 2008 Plan. On January 3, 2012, MAA issued 17,343 restricted shares of common stock under the three year program of the 2008 Plan.

The fair value of the stock award was estimated on the grant date using a multifactor Monte Carlo simulation. The valuation used an interest rate term structure as of July 1, 2008 based on a zero coupon risk-free rate to represent the risk-free rate for the simulation which varied between 1.95% for 0.25 years to 3.24% for 4.00 years. The dividend yield assumption was 4.669% and was based on the closing stock price of $52.69 on July 1, 2008. Volatility for MAA and our peers was obtained by using a blend of both historical and implied volatility calculations. Historical volatility was based on the standard deviation of daily total continuous returns and implied volatility was based on the trailing month average of interpolating between the volatilities implied by stock call option contracts that were closest to the terms and closest to the money. Volatility for MAA was 34.87% for year 1, 30.92% for year 2, 29.63% for year 3, and 28.61% for year 4. Volatilities for our peers ranged from 25.05% to 49.94%. The requisite service period of the 2008 Plan is based on the criteria for the separate programs and is 5.5 years for the annual service based program, 2.5 years for the annual market based program and 7.5 years for the three-year program. Turnover is based on the historical experience for the key managers and executive officers.

This plan was modified on August 2, 2011, recategorizing 6,374 of the shares previously categorized as a liability to equity due to the discontinuation of a practice allowing participants to sell shares of vested restricted stock back to MAA in excess of the amount required to cover the participant’s taxes upon vesting of the shares. No other plan terms were changed. The new grant date fair value for these shares is $69.37 per share. The grant date fair value was determined by the closing trading price of MAA’s shares on the modification date as all market conditions had been determined at such time. The measurement period was completed and all earned shares were issued by the modification date and the valuation was calculated on issued plan shares adjusted for forfeitures based on the historical experience for turnover by the key managers and executive officers. No additional compensation cost was recognized as a result of this modification.

A summary of the status of the Key Management 2008 Restricted Stock Plan nonvested restricted shares of common stock as of December 31, 2012, and the changes for the year ended December 31, 2012, is presented below:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2012	11,089	$63.20
Issued	17,343	52.69
Vested	(11,492)	56.56
Forfeited	(260)	69.37
Nonvested at December 31, 2012	16,680	$56.75

As of December 31, 2012, there was approximately $234,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. The $234,000 unrecognized cost will be recognized accordingly over the remaining weighted average period of 1.0 years. The total fair value of equity shares vesting plus the settlement of liabilities during the years ended December 31, 2012 and 2011 was approximately $650,000 and $230,000, respectively. No shares vested or were settled during the years ended December 31, 2010.

Key Management 2010 Restricted Stock Plan

In 2010, the Board of Directors adopted the 2010 Key Management Restricted Stock Plan, or the 2010 Plan, a long-term incentive program for key managers and executive officers. Under the 2010 Plan participants can earn both service and market based shares of restricted stock. The service based shares are awarded at the beginning of the 2010 Plan with the timing of vesting dependent on employment and total shareholder return performance. The earning of restricted shares under the market program is based on employment and total shareholder return performance. Recipients receive dividend payments on any shares of restricted stock earned and issued during the restriction periods. On March 23, 2010, MAA issued 18,171 shares of restricted stock under the service based program of the 2010 Plan. On January 3, 2011, MAA issued 37,002 shares of restricted stock under the market program of the 2010 Plan. All shares, including service shares, vest 50% annually beginning on January 1, 2011.

The fair value of the stock award was estimated on the grant date using a Monte Carlo simulation. The valuation used an interest rate term structure as of March 23, 2010 based on a zero coupon risk-free rate to represent the risk-free rate for the simulation which varied between 0.14% for 0.25 years to 0.41% for 1.0 year. The dividend yield assumption was 4.52% and was based on the closing stock price of $54.38 on March 23, 2010. Volatility for MAA was obtained by using a blend of both historical and implied volatility calculations. Historical volatility was based on the standard deviation of daily total continuous returns and implied volatility was based on the trailing month average of interpolating between the volatilities implied by stock call option contracts that were closest to the terms and closest to the money. Volatility for MAA was 24.12% for 0.50 years, 27.14% for 0.75 years and 35.65% for 1.00 year. The requisite service period of the 2010 Plan is based on the criteria for the separate programs and is 1.79 years for the service and market based programs. Turnover is based on the historical experience for the key managers and executive officers.

This plan was modified on August 2, 2011 recategorizing 18,720 of the shares previously categorized as a liability to equity due to the discontinuation of a practice allowing participants to sell shares of vested restricted stock back to MAA in excess of the amount required to cover the participant’s taxes upon vesting of the shares. No other plan terms were changed. The new grant date fair value of these shares is $69.37 per share. The grant date fair value was determined by the closing trading price of MAA’s shares on the modification date. The measurement period was completed and all earned shares were issued by the modification date and the valuation was calculated on issued plan shares adjusted for forfeitures based on the historical experience for turnover by the key managers and executive officers. No additional compensation cost was recognized as a result of this modification.

A summary of the status of the Key Management 2010 Restricted Stock Plan nonvested restricted shares of common stock as of December 31, 2012, and the changes for the year ended December 31, 2012, is presented below:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2012	26,712	$64.88
Issued	—	—
Vested	(26,712)	64.88
Forfeited	—	—
Nonvested at December 31, 2012	—	$—

As of December 31, 2012, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements granted. The total fair value of equity shares vesting plus the settlement of liabilities during the years ended December 31, 2012 and 2011 was approximately $1,733,000 and $1,689,000, respectively. No shares vested or were settled during the year ended December 31, 2010.

2010 Executive Restricted Stock Plan

In 2010, The Board of Directors of MAA approved a restricted stock grant for certain members of executive management. On March 23, 2010, MAA issued 2,710 shares of restricted common stock to those executive officers with a grant date fair value of

$54.38 per share. The grant date fair value was determined by the closing trading price of MAA’s shares on the date of the grant. These shares vest 1/3rd annually beginning on March 23, 2011. Recipients receive dividend payments on the shares of restricted stock prior to vesting.
 A summary of the status of the 2010 Executive Restricted Stock Plan nonvested shares as of December 31, 2012, and the changes for the year ended December 31, 2012, is presented below:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2012	1,806	$54.38
Issued	—	—
Vested	(1,172)	54.38
Forfeited	—	—
Nonvested at December 31, 2012	634	$54.38

As of December 31, 2012, there was approximately $8,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. This cost is expected to be recognized over the remaining weighted average period of 0.1 years. The total fair value of shares vesting during the years ended December 31, 2012 and 2011 was approximately $64,000 and $49,000, respectively. No shares vested during the year ended December 31, 2010.

Key Management 2011 Restricted Stock Plan

In 2011, the Board of Directors adopted the 2011 Key Management Restricted Stock Plan, or the 2011 Plan, a long-term incentive program for key managers and executive officers. Under the 2011 Plan participants can earn both performance and market based shares of restricted stock. The earning of restricted shares under the performance program is based on employment and relative FFO per share performance. The earning of restricted shares under the market program is based on employment and both absolute and relative total shareholder return performance. On March 1, 2012 MAA issued 25,355 shares of restricted stock that vest 50% annually beginning on March 1, 2012. Recipients will receive dividend payments on any shares of restricted stock earned and issued during the restriction periods.

The fair value of the performance based stock award was estimated using the grant date stock price of $63.96 and the probability of MAA reaching the plan’s FFO targets. The fair value of the market based stock award was estimated on the grant date using a Monte Carlo simulation. The valuation used an interest rate term structure as of January 3, 2011 based on a zero coupon risk-free rate to represent the risk-free rate for the simulation which varied between 0.13% for 0.25 years to 0.28% for 1.0 year. The dividend yield assumption was 3.92% for MAA and was based on the closing stock price of $63.96 on January 3, 2011. Volatility for MAA was obtained by using a blend of both historical and implied volatility calculations. Historical volatility was based on the standard deviation of daily total continuous returns and implied volatility was based on the trailing month average of interpolating between the volatilities implied by stock call option contracts that were closest to the terms and closest to the money. Volatility for MAA was 22.56% for six months, 24.14% for nine months and 23.46% for twelve months. The requisite service period of the 2011 Plan is based on the criteria for the separate programs and is 2.2 years. Turnover is based on the historical experience for the key managers and executive officers.

This plan was modified on August 2, 2011 recategorizing shares for 52 participants previously categorized as a liability to equity due to the discontinuation of a practice allowing participants to sell shares of vested restricted stock back to MAA in excess of the amount required to cover the participant’s taxes upon vesting of the shares. No other plan terms were changed. The new grant date fair value is $69.37 per share. The grant date fair value was determined by the closing trading price of MAA’s shares on the modification date. The fair value of the modified performance based award was estimated using the grant date stock price of $69.37 and the probability of MAA reaching the plan’s FFO targets. The fair value of the modified market based award was estimated on the grant date using a Monte Carlo simulation. The valuation used an interest rate term structure as of August 2, 2011 based on a zero coupon risk-free rate to represent the risk-free rate for the simulation which varied between 0.06% for 0.25 years to 0.16% for 1.00 year. The dividend yield assumption was 3.618% for MAA and was based on the closing stock price of $69.37 on August 2, 2011. Volatility for MAA was obtained by using a blend of both historical and implied volatility calculations. Historical volatility was based on the standard deviation of daily total continuous returns and implied volatility was based on the trailing month average of interpolating between the volatilities implied by stock call option contracts that were closest to the terms and closest to the money. Volatility for MAA was 18.47% for six months, 18.16% for nine months and 18.71% for twelve months. The requisite service period of the modified 2011 Plan is based on the criteria for the separate programs and is 1.6 years. Turnover is based on the historical experience for the key managers and executive officers. No additional compensation cost was recognized as a result of this modification.

A summary of the status of the 2011 Plan nonvested shares as of December 31, 2012, and the changes for the year ended December 31, 2012, is presented below:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2012	—	$—
Issued	25,355	68.68
Vested	(13,559)	68.62
Forfeited	(775)	69.37
Nonvested at December 31, 2012	11,021	$68.72

As of December 31, 2012, there was approximately $89,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. MAA’s policy is to recognize compensation cost over the requisite service period for each portion of an award which contains a market or performance condition. The $89,000 unrecognized cost will be recognized accordingly over the remaining weighted average period of 0.1 years. The total fair value of shares vesting during the year ended December 31, 2012 was approximately $930,000. No equity shares vested and no liabilities settled during the years ended December 31, 2011 and 2010.

Key Management 2012 Restricted Stock Plan

In 2012, the Board of Directors adopted the 2012 Key Management Restricted Stock Plan, or the 2012 Plan, a long-term incentive program for key managers and executive officers. Under the 2012 Plan participants can earn both service and market based shares of restricted stock. The earning of restricted shares under the market program is based on employment and both absolute and relative total shareholder return performance during 2012. Any market and service based shares earned will be issued on January 10, 2013 and will vest 25% annually beginning on January 10, 2014. Recipients will receive dividend payments on any shares of restricted stock earned and issued during the restriction periods.

The fair value of the market stock award was estimated on the January 3, 2012 grant date using a Monte Carlo simulation. The valuation used an interest rate term structure as of January 3, 2012 based on a zero coupon risk-free rate to represent the risk-free rate for the simulation which varied between 0.00% for 0.25 years to 0.17% for 1.0 year. The dividend yield assumption was 4.19% for MAA and was based on the closing stock price of $62.55 on December 30, 2011. Volatility for MAA was obtained by using a blend of both historical and implied volatility calculations. Historical volatility was based on the standard deviation of daily total continuous returns and implied volatility was based on the trailing month average of daily implied volatilities interpolating between the volatilities implied by stock call option contracts that were closest to the terms shown and closest to the money. Volatility for MAA was 31.17% for one year, and 29.65% for two years. The requisite service period of the 2012 Plan is based on the criteria for the separate programs according to the four year vesting schedule. Turnover is based on the historical experience for the key managers and executive officers.

As of December 31, 2012, there was approximately $2,017,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. MAA's policy is to recognize compensation cost over the requisite service period for each portion of an award. The $2,017,000 unrecognized cost will be recognized accordingly over the remaining weighted average period of 1.6 years. No shares were issued or have vested as of December 31, 2012.

3.    REAL ESTATE JOINT VENTURES

In 2007, MAALP entered into a joint venture, Mid-America Multifamily Fund I, LLC, or Fund I, with institutional capital in which we own a 33.33% interest. As of December 31, 2012, Fund I owned two properties with a combined total of 626 units. MAALP does not expect to make further investments through Fund I.

In 2009, MAALP entered into a joint venture, Mid-America Multifamily Fund II, LLC, or Fund II, with institutional capital in which we also own a 33.33% interest. As of December 31, 2012, Fund II had owned four properties with a combined total of 1,156 units.

In 2012, MAALP entered into a joint venture, Mid-America Multifamily Fund III, LLC, or Fund III, with institutional capital in which we also own a 33.33% interest. As of December 31, 2012, Fund III had not acquired any properties.

 The income, contributions, distributions and ending investment balances related to MAALP’s joint ventures consisted of the following for the years ended December 31, 2012, 2011, and 2010 (dollars in thousands):

	2012
	Fund I	Fund II	Fund III	Total
Joint venture (loss) gain	$(413)	$190	$—	$(223)
Gain on joint venture asset dispositions	—	4,146	—	4,146
Management fee income	281	618	—	899
Asset and acquisition fees	225	121	—	346

Contributions to joint venture	(74)	(139)	(5)	(218)
Distributions from joint venture	183	12,167	—	12,350

Investment in at December 31	4,727	105	5	4,837
Advances to at December 31	—	—	—	—

	2011
	Fund I	Fund II	Fund III	Total
Joint venture (loss) gain	$(419)	$(188)	$—	$(607)
Gain on joint venture asset dispositions	—	14	—	14
Management fee income	275	742	—	1,017
Asset and acquisition fees	231	322	—	553

Contributions to joint venture	(85)	(1,425)	—	(1,510)
Distributions from joint venture	164	1,238	—	1,402

Investment in at December 31	5,249	11,757	—	17,006
Advances to at December 31	—	—	—	—

	2010
	Fund I	Fund II	Fund III	Total
Joint venture (loss) gain	$(555)	$(594)	$—	$(1,149)
Gain (loss) on joint venture asset dispositions	1	(359)	—	(358)
Management fee income	259	421	—	680
Asset and acquisition fees	235	573	—	808

Contributions to joint venture	(88)	(12,042)	—	(12,130)
Distributions from joint venture	93	1,642	—	1,735

Investment in at December 31	5,747	11,758	—	17,505
Advances to at December 31	—	—	—	—

4.    BORROWINGS

MAALP maintains a total of $864.0 million of secured credit facilities with Prudential Mortgage Capital, credit enhanced by FNMA, or FNMA Facilities. The FNMA Facilities provide for both fixed and variable rate borrowings and have FNMA rate tranches with maturities from 2013 through 2018. The interest rate on the majority of the variable portion renews every 90 days and is based on the FNMA discount mortgage backed security rate on the date of renewal, which, for MAALP, has historically approximated three-month LIBOR less an average of 0.17% over the life of the FNMA Facilities, plus a fee of 0.49% to 0.67%. Borrowings under the FNMA Facilities totaled $584.8 million at December 31, 2012, consisting of $50.0 million under a fixed portion at a rate of 4.7%, and the remaining $534.8 million under the variable rate portion of the facility at an average rate of 0.8%. The available borrowing capacity at December 31, 2012, was $584.8 million. Commitment fees related to our unused FNMA Facilities totaled $362,000 for the year ended December 31, 2012. MAALP has 9 interest rate swap agreements, totaling a notional amount of $275 million designed to fix the interest rate on a portion of the variable rate borrowings outstanding under the FNMA Facilities at approximately 4.5%. The interest rate swaps have maturities between 2013 and 2015. The swaps are highly effective and are designed as cash flow hedges. MAALP has also entered into 20 interest rate caps totaling a notional amount of $253 million which are designed to cap a portion of the FNMA Facilities. These interest rate caps have maturities between 2013 and 2018 and ten are set at 6.0%, eight set at 4.5%, and two set at 5.0%. The FNMA Facilities are subject to certain borrowing base calculations that can effectively reduce the amount that may be borrowed.

MAALP has a $200.0 million credit facility with Freddie MAC, or Freddie Mac Facility. At December 31, 2012, MAALP had $198.2 million borrowed against the Freddie Mac Facility at an interest rate of 0.7%. Commitment fees related to our Freddie Mac Facility totaled $3,000 for the year ended December 31, 2012. MAALP has 8 interest rate swap agreements, totaling a notional amount of $134.0 million designed to fix the interest rate on a portion of the variable rate borrowings outstanding under the Freddie Mac Facility at approximately 4.4%. The interest rate swaps expire in 2013 and 2014. MAALP has also entered into one interest rate cap totaling a notional amount of $15.0 million which is designated against the Freddie Mac Facility. This interest rate cap has a 2014 maturity and is set at 5.0%.

MAALP also maintains a $325.0 million unsecured credit facility with nine banks led by Key Bank National Association (Key Bank). The Key Bank Credit Line bears an interest rate of LIBOR plus a spread of 1.05% to 1.85% based on a leveraged based pricing grid. This credit line expires in November 2015 with a one year extension option. At December 31, 2012, MAALP had $323.6 million available to be borrowed under the Key Bank Line agreement with $23.0 million borrowed under this facility. Approximately $1.4 million of the facility is used to support letters of credit. Commitment fees related to this facility totaled $739,000 for the year ended December 31, 2012.

Each of MAALP’s credit facilities is subject to various covenants and conditions on usage. If MAA were to fail to satisfy a condition to borrowing, the available credit under one or more of the facilities could not be drawn, which could adversely affect our liquidity. Moreover, if MAA were to fail to make a payment or violate a covenant under a credit facility, after applicable cure periods, one or more of its lenders could declare a default, accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing such facilities. Any such event could have a material adverse effect on MAALP. MAALP believes it was in compliance with these covenants and conditions on usage at December 31, 2012.

At December 31, 2012, MAALP had $372.4 million of fixed rate conventional property mortgages with an average interest rate of 4.8% and an average maturity of 2019 and a $15.2 million variable rate mortgage with an embedded cap rate of 7.0% at an interest rate of 3.6% with a maturity in 2015.

At December 31, 2012, MAALP had $55.8 million (after considering the impact of interest rate swap and cap agreements in effect) of conventional, secured variable rate debt outstanding at an average interest rate of 0.7%, $213.1 million of capped conventional, secured variable rate debt at an average interest rate of 1.0%, and $70.3 million of capped tax-free variable rate debt at an average rate of 0.9%. The interest rate on all other secured debt, totaling $831.4 million, was hedged or fixed at an average interest rate of 5.0%. Additionally, MAALP had $460.0 million of senior unsecured notes and term loans fixed at an average interest rate of 3.8% and a $23.0 million variable rate credit facility with an average interest rate of 1.5%.

As of December 31, 2012, the weighted average interest rate on MAALP’s debt was 3.8%.

The following table summarizes MAALP’s indebtedness at December 31, 2012, (dollars in thousands):

	Borrowed Balance	Effective Rate	Contract Maturity
Fixed Rate Secured Debt
Individual property mortgages	$372,382	4.8%	8/29/2019
FNMA conventional credit facilities	50,000	4.7%	3/31/2017
Credit facility balances managed with interest rate swaps
LIBOR-based interest rate swaps	409,000	5.3%	2/3/2014
Total fixed rate secured debt	831,382	5.0%	10/10/2016

Variable Rate Secured Debt (1)
FNMA conventional credit facilities	189,721	0.8%	4/20/2016
FNMA tax-free credit facilities	70,096	0.9%	8/10/2031
Freddie Mac credit facilities	64,247	0.7%	7/1/2014
Freddie Mac mortgage	15,200	3.6%	12/10/2015
Total variable rate secured debt	339,264	0.9%	2/8/2019

Total Secured Debt	$1,170,646	3.9%	6/14/2017

Unsecured Debt
Variable rate credit facility	23,000	1.5%	11/1/2015
Term loan fixed with swaps	150,000	2.4%	3/1/2017
Fixed rate senior private placement bonds	310,000	4.5%	7/27/2021
Total Unsecured Debt	$483,000	3.7%	12/5/2019

Total Outstanding Debt	$1,653,646	3.8%	3/5/2018

(1) Includes capped balances

The following table summarizes interest rate ranges and maturity of MAALP’s indebtedness at December 31, 2012 and the balance of MAALP’s indebtedness at December 31, 2011 (dollars in millions):

	At December 31, 2012
	Actual Interest Rates	Current Average Interest Rate	Maturity	Balance	Balance at December 31, 2011
Fixed Rate:
Taxable Secured	3.51 - 6.21%	4.82%	2014-2035	$422.4	$403.0
Unsecured	3.15 - 5.57%	4.51%	2017-2024	310.0	135.0
Interest rate swaps	4.38 - 6.63%	5.57%	2013-2017	559.0	569.8
				$1,291.4	$1,107.8
Variable Rate: (1)
Taxable	0.66 - 1.13%	0.73%	2013-2033	71.0	264.3
Interest rate caps	0.72 - 0.94%	0.85%	2013-2033	268.2	257.4
Unsecured	1.46%	1.46%	2015	23.0	—
				$362.2	$521.7
				$1,653.6	$1,629.5

(1)
Amounts are adjusted to reflect interest rate swap and cap agreements in effect at December 31, 2012, and 2011, respectively which results in MAALP paying fixed interest payments over the terms of the interest rate swaps and on changes in interest rates above the strike rate of the cap. Rates and maturities for capped balances are for the underlying debt, unless the strike rate has been reached.

The following table includes scheduled principal repayments on the borrowings at December 31, 2012, as well as the amortization of the fair market value of debt assumed (dollars in thousands):

Year	Amortization	Maturities	Total
2013	$5,217	$1,278	$6,495
2014	4,868	369,192	374,060
2015	4,493	193,700	198,193
2016	5,138	82,328	87,466
2017	6,966	154,738	161,704
Thereafter	15,701	810,027	825,728
	$42,383	$1,611,263	$1,653,646

MAALP has additional requirements related to $20.2 million of tax-free bonds issued by MAA but held within the FNMA facility. These amounts are not included in our debt discussion above or within our Consolidated Balance Sheets as MAALP is not the legal borrower of the bonds; however, because of MAALP's obligations under the FNMA facility, we could be required to pay related principal, interest, and other costs if MAA were to default on its payments.

5.   DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives

We are exposed to certain risk arising from both our business operations and economic conditions. We principally manage our exposures to a wide variety of business and operational risks through management of our core business activities. We manage economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of our debt funding and the use of derivative financial instruments. Specifically, we enter into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future contractual and forecasted cash amounts, principally related to our borrowings, the value of which are determined by changing interest rates.

Cash Flow Hedges of Interest Rate Risk

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we use interest rate swaps and interest rate caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the years ended December 31, 2012, 2011 and 2010, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2012, 2011 and 2010, we recorded ineffectiveness of $39,000, $188,000 and $235,000, respectively, as an increase to interest expense attributable to a mismatch in the underlying indices of the derivatives and the hedged interest payments made on our variable-rate debt.

During the year ended December 31, 2012, we also had 6 interest rate caps with a total notional amount of $31.7 million, (four of these caps with a collective notional amount of $23.8 million matured during the fourth quarter of 2012), where only the changes in intrinsic value are recorded in Accumulated other comprehensive income.  Changes in fair value of these interest rate caps due to changes in time value (e.g. volatility, passage of time, etc.) are excluded from effectiveness testing and are recognized directly in earnings.  During the years ended December 31, 2012, 2011 and 2010, we recorded losses of less than $1,000, $7,000 and $34,000, respectively, due to changes in the time value of these interest rate caps.

Amounts reported in Accumulated other comprehensive income related to derivatives designated in qualifying cash flow hedges will be reclassified to Interest expense as interest payments are made on our variable-rate debt. During the next twelve months, we estimate that an additional $15.2 million will be reclassified to earnings as an increase to Interest expense, which primarily represents the difference between our fixed interest rate swap payments and the projected variable interest rate swap payments.

All interest rate cap discussions below include two caps that are designated as hedges of MAA debt and therefore do not show up in the debt schedules for the Operating Partnership. These two hedges will still be included in the derivative discussion as the actual derivative instruments belong to the Operating Partnership.

As of December 31, 2012 we had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

Interest Rate Derivative	Number of Instruments	Notional
Interest Rate Caps	14	$232,576,000
Interest Rate Swaps	20	$559,000,000

Non-designated Hedges

Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements of FASB ASC 815, Derivatives and Hedging. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings and resulted in losses of $66,000 and $24,000 for the years ended December 31, 2012 and 2011, respectively. We did not have any derivatives not designated as hedges for the year ended December 31, 2010.

As of December 31, 2012 we had the following outstanding interest rate derivatives that were not designated as hedges:

Interest Rate Derivative	Number of Instruments	Notional
Interest Rate Caps	9	$55,875,000

Tabular Disclosure of Fair Values of Derivative Instruments on the Balance Sheet

The table below presents the fair value of our derivative financial instruments as well as their classification on the Consolidated Balance Sheet as of December 31, 2012 and December 31, 2011, respectively: (dollars in thousands)

	Asset Derivatives			Liability Derivatives
		31-Dec-12	31-Dec-11		31-Dec-12	31-Dec-11
Derivatives designated as hedging instruments	Balance Sheet Location	Fair Value	Fair Value	Balance Sheet Location	Fair Value	Fair Value

Interest rate contracts	Other assets	$245	$975	Fair market value of interest rate swaps	$21,423	$33,095

Total derivatives designated as hedging instruments		$245	$975		$21,423	$33,095

Derivatives not designated as hedging instruments

Interest rate contracts	Other assets	$43	$43		$—	$—

Total derivatives not designated as hedging instruments		$43	$43		$—	$—

Tabular Disclosure of the Effect of Derivative Instruments on the Statement of Operations

The tables below present the effect of our derivative financial instruments on the Consolidated Statement of Operations for the years ended December 31, 2012, 2011 and 2010, respectively: (dollars in thousands)

Derivatives in Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)			Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)			Location of Gain or (Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Years ended December 31,	2012	2011	2010		2012	2011	2010		2012	2011	2010
Interest rate contracts	$(8,409)	$(13,951)	$(35,538)	Interest expense	$(20,107)	$(27,639)	$(34,021)	Interest expense	$(39)	$(195)	$(269)

Total derivatives in cash flow hedging relationships	$(8,409)	$(13,951)	$(35,538)		$(20,107)	$(27,639)	$(34,021)		$(39)	$(195)	$(269)

Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
For the year ended December 31,		2012	2011	2010

Interest rate products	Interest income/(expense)	$(66)	$(24)	$—

Total		$(66)	$(24)	$—

Credit-risk-related Contingent Features

As of December 31, 2012, derivatives that were in a net liability position and subject to credit-risk-related contingent features had a termination value of $23.5 million, which includes accrued interest but excludes any adjustment for nonperformance risk. These derivatives had a fair value, gross of asset positions, of $21.4 million at December 31, 2012.

Certain of our derivative contracts contain a provision where if we default on any of our indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then we could also be declared in default on our derivative obligations. As of December 31, 2012, we had not breached the provisions of these agreements.  If we had breached these provisions, we could have been required to settle our obligations under the agreements at their termination value of $12.3 million.

Certain of our derivative contracts contain a provision where the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company's default on the indebtedness. As of December 31, 2012, we had not breached the provisions of these agreements.  If we had breached these provisions, we could have been required to settle our obligations under the agreements at their termination value of $3.2 million.

Certain of our derivative contracts are credit enhanced by either FNMA or Freddie Mac.  These derivative contracts require that our credit enhancing party maintain credit ratings above a certain level.  If our credit support providers were downgraded below Baa1 by Moody’s or BBB+ by Standard & Poor’s, or S&P, we may be required to either post 100 percent collateral or settle the obligations at their termination value of $20.3 million as of December 31, 2012.  Both FNMA and Freddie Mac are currently rated Aaa by Moody’s and AA+ by S&P, and therefore, the provisions of this agreement have not been breached and no collateral has been posted related to these agreements as of December 31, 2012.

Although our derivative contracts are subject to master netting arrangements, which serve as credit mitigants to both us and our counterparties under certain situations, we do not net our derivative fair values or any existing rights or obligations to cash collateral on the consolidated balance sheet.

Other Comprehensive Income

MAALP's other comprehensive income consists entirely of gains and losses attributable to the effective portion of our cash flow hedges. The chart below shows the change in the balance for the years ended December 31, 2012, 2011, and 2010:

Changes in Accumulated Other Comprehensive Income by Component	Affected Line Item in the Consolidated Statements Of Operations	Gains and Losses on Cash Flow Hedges
For the year ended December 31,		2012	2011	2010
Beginning balance		$(38,579)	$(52,267)	$(50,750)
Other comprehensive income before reclassifications		(8,409)	(13,951)	(35,538)
Amounts reclassified from accumulated other comprehensive income (interest rate contracts)	Interest (income)/expense	20,107	27,639	34,021
Net current-period other comprehensive income attributable to Mid-America Apartments, L.P.		11,698	13,688	(1,517)
Ending balance		$(26,881)	$(38,579)	$(52,267)

See also discussions in Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements, Note 6.

6.  Fair Value Disclosure of Financial Instruments

Cash and cash equivalents, restricted cash, accounts payable, accrued expenses and other liabilities and security deposits are carried at amounts that reasonably approximate their fair value due to their short term nature.

On January 1, 2008, we adopted FASB ASC 820 Fair Value Measurements and Disclosures, or ASC 820. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Fixed rate notes payable at December 31, 2012 and December 31, 2011, totaled $732.4 million and $538.0 million, respectively, and had estimated fair values of $777.8 million and $560.2 million (excluding prepayment penalties), respectively, based upon interest rates available for the issuance of debt with similar terms and remaining maturities as of December 31, 2012 and December 31, 2011. The carrying value of variable rate notes payable (excluding the effect of interest rate swap and cap agreements) at December 31, 2012 and December 31, 2011, totaled $921.3 million and $1,091.5 million, respectively, and had estimated fair values of $850.6 million and $1,036.6 million (excluding prepayment penalties), respectively, based upon interest rates available for the issuance of debt with similar terms and remaining maturities as of December 31, 2012 and December 31, 2011.

Currently, we use interest rate swaps and interest rate caps (options) to manage our interest rate risk.  The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

The fair values of interest rate options (caps) are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.

To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

We have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, and as a result, all of our derivatives held as of December 31, 2012 and December 31, 2011 were classified as Level 2 of the fair value hierarchy.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and December 31, 2011, aggregated by the level in the fair value hierarchy within which those measurements fall.

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2012
(dollars in thousands)

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
Assets
Derivative financial instruments	$—	$288	$—	$288
Liabilities
Derivative financial instruments	$—	$21,423	$—	$21,423

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2011
(dollars in thousands)

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2011
Assets
Derivative financial instruments	$—	$1,018	$—	$1,018
Liabilities
Derivative financial instruments	$—	$33,095	$—	$33,095

 The fair value estimates presented herein are based on information available to management as of December 31, 2012 and December 31, 2011.  These estimates are not necessarily indicative of the amounts we could ultimately realize.  See also Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements, Note 5.

7.    COMMITMENTS AND CONTINGENCIES

MAALP is not presently subject to any material litigation nor, to management's knowledge, with advice of legal counsel, is any material litigation threatened against us. We are subject to routine litigation arising in the ordinary course of business, some of which is expected to be covered by liability insurance and none of which is expected to have a material adverse effect on our consolidated financial statements.

MAALP had operating lease expense of approximately $15,000, $18,000, and $18,000 for the years ended December 31, 2012, 2011 and 2010, respectively. MAALP has commitments of approximately $9,000 in 2013, $10,000 in 2014, and $19,000 thereafter under operating lease agreements outstanding at December 31, 2012. MAALP also has commitments of $4.1 million in 2013 and $1.4 million in 2014 under development contract agreements outstanding at December 31, 2012.

8.    INCOME TAXES

The taxable income or loss of MAALP is reported on the tax returns of the partners. Accordingly, no provision has been made in the accompanying financial statements for federal or state income taxes on income that is passed through to the partners.

MAALP does record excise or franchise taxes on income that results from its operating results as well as real estate taxes on MAALP's property.

No provision for federal income taxes has been made in the accompanying consolidated financial statements. MAA has made an election to be taxed as a Real Estate Investment Trust, or REIT, under Sections 856 through 860 of the Internal Revenue Code. As a REIT, MAA is generally not subject to federal income tax to the extent that it distributes 100% of its taxable income to its shareholders. MAA must meet certain requirements, including the requirement to distribute at least 90% of its taxable income, to maintain REIT status. If MAA fails to qualify as a REIT in any taxable year, MAA will be subject to the federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and MAALP will have to fund the payment of these taxes.

Net income for tax reporting purposes differs from net income reported for financial reporting purposes primarily because of differences in depreciable lives, the tax basis of certain assets and liabilities and in the timing of recognition of earnings upon disposition of properties.

ASC 740-10-50 prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken in tax returns. We have identified and examined our tax positions for all open tax years through December 31, 2009, and concluded that the full benefit of each tax position taken should be recognized in the financial statements. There have been no significant changes in unrecognized tax benefits following the adoption date.

ASC 740-10-50 requires that an enterprise must calculate interest and penalties related to unrecognized tax benefits. The decision regarding where to classify interest and penalties on the income statement is an accounting policy decision that should be consistently applied. Interest and penalties calculated on any future uncertain tax positions will be presented as a component of income tax expense. No interest and penalties are accrued on our balance sheet as of December 31, 2012 and 2011.

MAALP’s tax years that remain subject to examination for U.S. federal purposes range from 2009 through 2011. Our tax years that remain open for state examination vary but range from 2008 through 2011.

9.    PARTNERS' CAPITAL

Operating Partnership Units

Interests in MAALP are represented by Operating Partnership Units, or OP Units. As of December 31, 2012, there were 41,453,133 OP Units outstanding, 39,721,461 or 95.8% of which were owned by MAA, our general partner. The remaining 1,731,672 OP Units were owned by non-affiliated limited partners ("Class A Limited Partners"). As of December 31, 2011, there were 38,540,288 OP Units outstanding, 36,602,619 or 95.0% of which were owned by MAA and 1,937,669 of which were owned by the Class A Limited Partners.

MAA, as the sole general partner, has full, complete and exclusive discretion to manage and control the business of the Operating Partnership subject to the restrictions specifically contained within the Partnership Agreement. Unless otherwise stated in the Operating Partnership Agreement, this power includes, but is not limited to, acquiring, leasing, or disposing of any real property; constructing buildings and making other improvements to properties owned; borrowing money, modifying or extinguishing current borrowings, issuing evidence of indebtedness, and securing such indebtedness by mortgage, deed of trust, pledge or other lien on the Operating Partnership's assets; and distribution of Operating Partnership cash or other assets in accordance with the Partnership Agreement. MAA can generally, at its sole discretion, issue and redeem OP Units and determine the consideration to be received or the redemption price to be paid, as applicable. The general partner may delegate these and other powers granted if the general partner remains in supervision of the designee.

Under the Partnership Agreement, the Operating Partnership may issue Class A OP Units and Class B OP Units. Class A OP Units may only be held by limited partners who are not affiliated with MAA, in its capacity as general partner of the Operating Partnership, while Class B OP Units may only be held by MAA, in its capacity as general partner of the Operating Partnership, and as of December 31, 2012, a total of 1,731,672 Class A OP Units in the Operating Partnership were held by limited partners unaffiliated with MAA, while a total of 39,721,461 Class B OP Units were held by MAA. In general, the limited partners do not have the power to participate in the management or control of the Operating Partnership's business except in limited circumstances including changes in the general partner and protective rights if the general partner acts outside of the provisions provided in the Partnership Agreement. The transferability of Class A OP Units is also limited by the Partnership Agreement.

Net income is allocated to the general partner and limited partners based on their respective ownership percentages of the Operating Partnership. Issuance or redemption of additional Class A OP Units or Class B OP Units changes the relative ownership percentage of the partners. The issuance of Class B OP Units generally occurs when MAA issues common stock and the proceeds from that issuance are contributed to the Operating Partnership in exchange for the issuance to MAA of an equal number of common stock shares issued. Likewise, if MAA repurchases or redeems outstanding shares of common stock, the Operating Partnership generally redeems an equal number of Class B OP Units with similar terms held by MAA for a redemption price equal to the purchase price of those shares of common stock. At each reporting period, the allocation between general partner capital and limited partner capital is adjusted to account for the change in the respective percentage ownership of the underlying capital of the Operating Partnership. Holders of the Class A OP Unit may require MAA to redeem their Class A OP Units, in which case MAA may, at its option, pay the redemption price either in cash (in an amount per Class A OP Unit equal, in general, to the average closing price of MAA's common stock on the New York Stock Exchange over a specified period prior to the redemption date) or by delivering one share of MAA common stock (subject to adjustment under specified circumstances) for each Class A OP Unit so redeemed.

At December 31, 2012, a total of 1,731,672 Class A OP Units were outstanding and redeemable for 1,731,672 shares of MAA common stock or approximately $112,125,762, based on the closing price of MAA’s common stock on December 31, 2012 of $64.75 per share, at MAA’s option. At December 31, 2011, a total of 1,937,669 Class A OP Units were outstanding and redeemable for 1,937,669 shares of MAA common stock or approximately $121,201,000, based on the closing price of MAA’s common stock on December 31, 2011 of $62.55 per share, at MAA’s option.

The Operating Partnership pays the same per unit distribution in respect to the OP Units as the per share dividend MAA pays in respect to its common and preferred stock.

Series H Preferred Units

In 2003, MAA issued the Series H Preferred Stock with a $25.00 per share liquidation preference and a preferential cumulative annual distribution of $2.075 per share, payable quarterly. MAA issued 6,200,000 shares of Series H Preferred Stock for which it received net proceeds of $150.1 million. On and after August 11, 2008, the Series H Preferred Stock shares became redeemable for cash at the option of MAA, in whole or in part, at a redemption price equal to the liquidation preference plus dividends owed and unpaid to the redemption date. The Operating Partnership received the proceeds from these issuances in exchange for a number of OP Units equal to the number of preferred shares issued with terms substantially similar to the Series H Preferred Stock (the "Series H OP Units").

On June 2, 2010, MAA redeemed 3,100,001 units of the 6,200,000 units of the Series H Preferred Stock. Accordingly, MAALP redeemed 3,100,001 Series H OP Units. On August 5, 2010 MAA redeemed all of the remaining and outstanding shares of the Series H Preferred Stock and MAALP redeemed the remaining Series H OP Units, resulting in a combined write-off for the year ended December 31, 2010 of approximately $5.1 million on the Consolidated statement of operations related to premiums and original issuance costs. The Operating Partnership funded this redemption by contributing monies to MAA to fund MAA's redemption of the Series H Preferred Stock.

Direct Stock Purchase and Distribution Reinvestment Plan

MAA has a Dividend and Distribution Reinvestment and Share Purchase Plan, or DRSPP, pursuant to which MAA’s shareholders have the ability to reinvest all or part of their distributions from MAA’s common stock, preferred stock or OP Units in Mid-America Apartments, L.P. into MAA’s common stock. The plan also provides the opportunity to make optional cash investments in common shares of at least $250, but not more than $5,000 in any given month, free of brokerage commissions and charges. MAA, in its absolute discretion, may grant waivers to allow for optional cash payments in excess of $5,000. To fulfill its obligations under the DRSPP, MAA may either issue additional shares of common stock or repurchase common stock in the open market. MAA has registered with the Securities and Exchange Commission the offer and sale of up to 7,600,000 shares of common stock pursuant to the DRSPP. MAA may elect to sell shares under the DRSPP at up to a 5% discount.

Common stock shares totaling 14,260 in 2012, 509,116 in 2011 and 568,323 in 2010 were acquired by shareholders under the DRSPP. MAA did not offer a discount for optional cash purchases in 2012; however, an average discount of 2.0% was offered for optional cash purchases in 2011 and 2010. All funds received from these issuances were contributed to the Operating Partnership in exchange for a number of OP Units equal to the number of shares issued by MAA.

At the Market Offering

On November 5, 2009, MAA entered into a sales agreement with Cantor Fitzgerald & Co. to sell up to 4,000,000 shares of its common stock, from time to time in at-the-market offerings or negotiated transactions through a controlled equity offering program, or ATM.

On August 26, 2010, MAA entered into sales agreements with Cantor Fitzgerald & Co., Raymond James & Associates, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to sell up to a combined total of 6,000,000 shares of its common stock, from time to time in at-the-market offerings or negotiated transactions through a controlled equity offering program. These agreements had materially similar terms to MAA's previous ATM agreements.

During the years ended December 31, 2012, 2011 and 2010, MAA sold 1,155,511 shares, 3,303,273 shares and 5,077,201 shares, respectively, of common stock for net proceeds of $75.9 million, $204.5 million and $274.6 million, respectively, through its ATM programs. The gross proceeds for these issuances were $77.0 million, $207.7 million and $278.5 million, respectively, for the years ended December 31, 2012, 2011 and 2010. As of December 31, 2012, there were 578,015 shares outstanding under the ATM. All proceeds from these transactions were received by MAALP in exchange for a number of OP Units equal to the number of shares issued by MAA.

On March 2, 2012, MAA closed on an underwritten public offering of 1,955,000 shares of common stock. UBS Investment Bank and Jeffries & Company, Inc. acted as joint bookrunning managers. This transaction resulted in net proceeds of $120.1 million. No such issuances occurred during 2011 or 2010. Proceeds from this transaction were received by MAALP in exchange for OP Units equal to the number of shares issued.

Share Repurchase Plan

In 1999, MAA’s Board of Directors approved an increase in the number of shares of common stock authorized to be repurchased to 4.0 million shares. As of December 31, 2012, MAA had repurchased approximately 1.9 million shares (8% of the shares of common stock and common units outstanding as of the beginning of the repurchase program). From time-to-time, MAA intends to repurchase shares when MAA believes that shareholder value is enhanced. Factors affecting this determination include, among others, the share price, financing agreements and rates of return. No shares were repurchased from 2002 through 2012 under this plan. In general, share repurchases will be funded by the Operating Partnership, resulting in a decrease in the number of OP Units held by MAA equal to the number of shares repurchased.

10.     EMPLOYEE BENEFIT PLANS

Following are details of employee benefit plans not previously discussed in Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements, Note 2. In general, the Operating Partnership has recorded its portion of any expenses associated with the plans below based on the allocation of General and Administrative expenses. See further discussion on allocation of General and Administrative expenses in Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements, Note 1.

 401(k) Savings Plan

The MAA 401(k) Savings Plan, or 401(k) Plan, is a defined contribution plan that satisfies the requirements of Section 401(a) and 401(k) of the Code. Our Board of Directors has the discretion to approve matching contributions. Our contribution to this plan was approximately $668,000, $597,000 and $507,000 in 2012, 2011 and 2010, respectively.

Non-Qualified Deferred Compensation Retirement Plan

MAALP has adopted a non-qualified deferred compensation retirement plan for key employees who are not qualified for participation in the Company’s 401(k) Plan. Under the terms of the plan, employees may elect to defer a percentage of their compensation and MAALP may, but is not obligated to, match a portion of their salary deferral. The plan is designed so that the employees’ investment earnings under the non-qualified plan should be the same as the earning assets in the Company’s 401(k) Plan. MAALP’s match to this plan in 2012, 2011 and 2010 was approximately $45,000, $51,000 and $57,000, respectively.

Non-Qualified Deferred Compensation Plan for Outside Company Directors

In 1998, MAA established the Non-Qualified Deferred Compensation Plan for Outside Company Directors, or the Directors Deferred Compensation Plan, which allows non-employee directors to defer their director fees by having the fees held by MAA as shares of MAA common stock. Directors can also choose to have their annual restricted stock grants issued into the Directors Deferred Compensation Plan. Amounts deferred through the Directors Deferred Compensation Plan are distributed to the directors in two annual installments beginning in the first 90 days of the year following the director’s departure from the board. Participating directors may choose to have the amount issued to them in shares of MAA common stock or paid to them as cash at the market value as of the end of the year the director ceases to serve on the board.

During 2012, 2011 and 2010, directors deferred 5,549 shares, 5,328 shares and 4,422 shares of common stock, respectively, with weighted-average grant date fair values of $66.12, $64.55 and $56.90, respectively, into the Directors Deferred Compensation Plan. When Director Deferred Compensation Plan shares are issued, a number of OP Units are issued equal to the number of shares issued by MAA.

The OP Units held in the Directors Deferred Compensation Plan are classified outside of permanent equity in redeemable units with changes in redemption amount recorded immediately to Capital because the directors have redemption rights not solely within the control of MAALP. Additionally, any units that become mandatorily redeemable because a departed director has elected to receive a cash payout are recorded as a liability. MAALP did not record a liability related to mandatorily redeemable shares in 2012 as no director elected to receive a cash payout; however, approximately $78,000 and $143,000 was recorded in accrued expenses and other liabilities at 2011 and 2010, respectively.

Employee Stock Ownership Plan

The Mid-America Apartment Communities, Inc. Employee Stock Ownership Plan, or ESOP, is a non-contributory stock bonus plan that satisfies the requirements of Section 401(a) of the Internal Revenue Code. Each employee of MAALP is eligible to participate in the ESOP after completing one year of service with MAALP. Participants' ESOP accounts will be 100% vested after three years of continuous service, with no vesting prior to that time. MAALP contributed 22,500 units of OP Units to the ESOP upon conclusion of the initial offering. MAALP did not contribute to the ESOP during 2012, 2011 or 2010. As of December 31, 2012, there were 198,732 units outstanding with a fair value of $12.9 million.

11.    EARNINGS FROM DISCONTINUED OPERATIONS

The nine communities that MAALP sold in 2012 as well as the two properties sold by MAALP during 2011 have been classified as discontinued operations in the Consolidated Statements of Operations.

The following table lists the communities that MAALP sold in 2012:

Community	Number of Units	Date Sold	Operating Segment
Kenwood Club	320	January 12, 2012	Large market same store
Cedar Mill	276	February 9, 2012	Secondary market same store
Celery Stalk	410	June 7, 2012	Large market same store
Hidden Lake	320	July 25, 2012	Large market same store
Westbury Springs	150	July 25, 2012	Secondary market same store
Park Walk	124	July 26, 2012	Large market same store
TPC Florence	200	August 1, 2012	Secondary market same store
Fairways at Royal Oak	214	August 7, 2012	Secondary market same store
Walden Run	240	November 8, 2012	Large market same store

The following is a summary of earnings from discontinued operations for the years ended December 31, 2012, 2011 and 2010 (dollars in thousands):

	2012	2011	2010
Revenues:
Rental revenues	$8,054	$20,578	$21,025
Other revenues	974	2,507	2,423
Total revenues	9,028	23,085	23,448
Expenses:
Property operating expenses	5,299	12,662	14,353
Depreciation and amortization	2,507	5,557	5,680
Interest expense	645	1,241	1,364
Total expenses	8,451	19,460	21,397
Income from discontinued operations before gain (loss) on sale	577	3,625	2,051
Net gain (loss) on insurance and other settlement proceeds on discontinued operations	48	(12)	—
Gain (loss) on sale of discontinued operations	41,635	12,799	(2)
Income from discontinued operations	$42,260	$16,412	$2,049

12.    RELATED PARTY TRANSACTIONS

Pursuant to management contracts with MAALP’s joint ventures, MAALP manages the operations of the joint venture apartment communities for a fee of 4.00% to 4.25% of the revenues of the joint venture. MAALP received approximately $899,000, $1,017,000 and $680,000 as management fees from the joint ventures in 2012, 2011 and 2010, respectively. MAALP also received approximately $346,000, $426,000 and $360,000 in asset management fees in 2012, 2011 and 2010, respectively, and $3,000, $3,000 and $6,000 in construction management fees in 2012, 2011 and 2010, respectively, from our joint ventures. MAALP had receivables from joint ventures totaling $3,100,000, $400,000, and $800,000 as of December 31, 2012, 2011, and 2010, respectively.

All cash management of MAA is managed by MAALP. In general, cash receipts are remitted to the Operating Partnership and all cash disbursements are funded by the Operating Partnership. As a result of these transactions, MAALP had a payable to our General Partner (MAA) of $24.3 million and $20.1 million at December 31, 2012 and 2011 respectively. The Partnership Agreement does not require that this due to/due from be settled in cash until liquidation of the Operating Partnership and therefore there is no regular settlement schedule for these amounts.

13.     SEGMENT INFORMATION

As of December 31, 2012, MAALP owned or had an ownership interest in 151 multifamily apartment communities in 12 different states from which we derived all significant sources of earnings and operating cash flows. Senior management evaluates performance and determines resource allocations by reviewing apartment communities individually and in the following reportable operating segments:

•
Large market same store communities are generally communities in markets with a population of at least 1 million and at least 1% of the total public multifamily REIT units that we have owned and have been stabilized for at least a full 12 months and have not been classified as held for sale.

•
Secondary market same store communities are generally communities in markets with populations of more than 1 million but less than 1% of the total public multifamily REIT units or markets with populations of less than 1 million that we have owned and have been stabilized for at least a full 12 months and have not been classified as held for sale.

•
Non same store communities and other includes recent acquisitions, communities in development or lease-up and communities that have been classified as held for sale. Also included in non same store communities are non multifamily activities which represent less than 1% of our portfolio.

On the first day of each calendar year, we determine the composition of our same store operating segments for that year, which allows us to evaluate full period-over-period operating comparisons. We utilize NOI, in evaluating the performance. Total NOI represents total property revenues less total property operating expenses, excluding depreciation and amortization, for all properties held during the period regardless of their status as held for sale. We believe NOI is a helpful tool in evaluating the operating performance of our segments because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Revenues and NOI for each reportable segment for the years ended December 31, 2012, 2011 and 2010, were as follows (dollars in thousands):

	2012	2011	2010
Revenues
Large Market Same Store	$205,191	$192,858	$175,725
Secondary Market Same Store	165,867	160,274	152,194
Non-Same Store and Other	74,592	31,471	8,319
Total property revenues	445,650	384,603	336,238
Management fee income	899	1,017	680
Total operating revenues	$446,549	$385,620	$336,918

NOI
Large Market Same Store	$119,964	$110,154	$100,529
Secondary Market Same Store	96,480	91,844	86,879
Non-Same Store and Other	50,285	29,163	13,806
Total NOI	266,729	231,161	201,214
Discontinued operations NOI included above	(4,137)	(10,912)	(10,985)
Management fee income	899	1,017	680
Depreciation and amortization	(114,139)	(100,648)	(88,651)
Acquisition expense	(2,236)	(3,319)	(2,035)
Property management expense	(19,761)	(18,436)	(15,968)
General and administrative expense	(11,479)	(14,488)	(11,189)
Interest and other non-property income	318	689	789
Interest expense	(52,249)	(51,202)	(53,803)
Loss on debt extinguishment	(654)	(754)	—
Amortization of deferred financing costs	(3,097)	(2,598)	(2,300)
Net casualty (loss) gain and other settlement proceeds	(13)	(475)	48
Gain on sale of non-depreciable assets	45	1,084	—
Gain on properties contributed to joint ventures	—	—	752
Loss from real estate joint ventures	(223)	(593)	(1,149)
Discontinued operations	42,260	16,412	2,049
Net income attributable to noncontrolling interests	(3,525)	(421)	(473)
Net income attributable to Mid-America Apartments, L.P.	$98,738	$46,517	$18,979

Assets for each reportable segment as of December 31, 2012 and 2011 were as follows (dollars in thousands):

	December 31, 2012	December 31, 2011
Assets
Large Market Same Store	$1,108,827	$1,140,317
Secondary Market Same Store	654,315	673,620
Non-Same Store and Other	728,209	407,629
Corporate assets	38,520	99,969
Total assets	$2,529,871	$2,321,535

14.     BUSINESS COMBINATIONS

During 2012 we acquired properties totaling 2,452 units for a total purchase price of $312.0 million, paid in cash, which does not include land acquired for future development. These acquisitions included $58.0 million recorded to Land, $285.6 million recorded to Buildings and improvements, $0.6 million recorded to Furniture, fixtures, and equipment, $0.5 million of intangibles recorded in Other assets, $2.9 million of fair market value of residential leases recorded in Other assets and $30.3 million liability assumed recorded in Secured notes payable for a total net addition of assets of $317.3 million. These acquisitions account for $17.6 million of consolidated revenue as reported and $3.1 million of consolidated net income as reported for 2012. The unaudited pro forma information set forth below is based on MAALP’s historical Consolidated Statements of Operations for the years ended December 31, 2012 and 2011, adjusted to give effect to these transactions as though they occurred at the beginning of the earliest year presented. Pro forma results are not necessarily indicative of future results.

	Pro forma (Unaudited) Period Ended December 31, (in thousands, except per unit data)
	2012	2011
Total Revenue (1)	$463,662	$418,593
Net Income available to common unitholders (1)	$107,128	$47,175
Earnings per unit, diluted (1)	$2.54	$1.21

(1) Pro forma adjustments for certain acquisitions are excluded as they had no pre-acquisition operating activity in 2011 or 2012.

15.     SUBSEQUENT EVENTS

Acquisitions

On February 1, 2013, we closed on the purchase of the 310-unit Milstead Village apartment community located in Kennesaw (Atlanta), Georgia. This property was previously a part of our Fund I Joint Venture.

Financings

On February 25, 2013, MAA and MAALP entered into distribution agreements with each of JP Morgan Securities, LLC, BMO Capital Markets Corp, KeyBanc Capital Markets Inc. and UBS Securities, LLC to sell up to 4,500,000 shares, in the aggregate, under the distribution agreements pursuant to MAA's at the market offering program.

16. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(Dollars in thousands except per unit data)

	Year Ended December 31, 2012
	First	Second	Third	Fourth
Total operating revenues	$104,129	$109,644	$114,519	$118,257
Income from continuing operations before non-operating items	$25,979	$28,433	$28,625	$32,839
Interest expense	$(12,792)	$(12,674)	$(12,921)	$(13,862)
(Loss) from real estate joint ventures	$(31)	$(69)	$(70)	$(53)
Discontinued operations:
Income (loss) from discontinued operations before gain on sale	$484	$467	$(451)	$77
Gain on sale of discontinued operations	$9,500	$12,953	$16,021	$3,161
Consolidated net income	$22,484	$28,421	$30,604	$20,754
Net income attributable to noncontrolling interest	$148	$135	$3,138	$104
Net income available for common unitholders	$22,336	$28,286	$27,466	$20,650

Per unit:
Net income available for common unitholders per common unit - basic and diluted	$0.57	$0.70	$0.67	$0.50
Distribution paid per unit	$0.6600	$0.6600	$0.6600	$0.6600

	Year Ended December 31, 2011
	First	Second	Third	Fourth
Total operating revenues	$90,627	$94,214	$99,302	$101,477
Income from continuing operations before non-operating items	$19,353	$20,186	$20,405	$24,431
Interest expense	$(13,469)	$(13,626)	$(14,867)	$(9,240)
Loss from real estate joint ventures	$(245)	$(178)	$(107)	$(63)
Discontinued operations:
Income from discontinued operations before gain on sale	$981	$987	$791	$866
Gain on sale of discontinued operations	$—	$—	$4,927	$7,872
Consolidated net income	$6,149	$6,531	$10,549	$23,709
Net income attributable to noncontrolling interest	$76	$135	$118	$92
Net income available for common unitholders	$6,073	$6,396	$10,431	$23,617

Per unit:
Net income available for common unitholders per common unit- basic and diluted	$0.17	$0.18	$0.28	$0.62
Distribution paid per unit	$0.6275	$0.6275	$0.6275	$0.6275

Mid-America Apartments, L.P.
Schedule III
Real Estate and Accumulated Depreciation
December 31, 2012
(Dollars in thousands)

														Life used to compute depreciation in latest income statement (17)
				Initial Cost		Costs Capitalized subsequent to Acquisition		Gross Amount carried at December 31, 2012 (19)
Property	Location	Encumbrances		Land	Buildings and Fixtures	Land	Buildings and Fixtures	Land	Buildings and Fixtures	Total	Accumulated Depreciation	Net	Date of Construction
Birchall at Ross Bridge	Birmingham, AL	—		$2,640	$28,842	$—	$447	$2,640	$29,289	$31,929	$(1,324)	$30,605	2009	1 - 40
Eagle Ridge	Birmingham, AL	—	(1)	851	7,667	—	3,485	851	11,152	12,003	(5,931)	6,072	1986	1 - 40
Abbington Place	Huntsville, AL	—	(1)	524	4,724	—	2,561	524	7,285	7,809	(3,898)	3,911	1987	1 - 40
Paddock Club Huntsville	Huntsville, AL	—		909	10,152	830	12,552	1,739	22,704	24,443	(10,546)	13,897	1993	1 - 40
Edge at Lyon's Gate	Phoenix, AZ	—		7,901	27,182	—	674	7,901	27,856	35,757	(4,280)	31,477	2007	1 - 40
Sky View Ranch	Gilbert, AZ	—		2,668	14,577	—	554	2,668	15,131	17,799	(1,924)	15,875	2007	1 - 40
Talus Ranch	Phoenix, AZ	—		12,741	47,701	—	1,522	12,741	49,223	61,964	(10,572)	51,392	2005	1 - 40
Tiffany Oaks	Altamonte Springs, FL	—	(1)	1,024	9,219	—	5,264	1,024	14,483	15,507	(8,651)	6,856	1985	1 - 40
Marsh Oaks	Atlantic Beach, FL	—		244	2,829	—	1,815	244	4,644	4,888	(3,001)	1,887	1986	1 - 40
Indigo Point	Brandon, FL	—		1,167	10,500	—	3,083	1,167	13,583	14,750	(6,462)	8,288	1989	1 - 40
Paddock Club Brandon	Brandon, FL	—		2,896	26,111	—	3,322	2,896	29,433	32,329	(14,327)	18,002	1998	1 - 40
Preserve at Coral Square	Coral Springs, FL	—	(4)	9,600	40,004	—	5,947	9,600	45,951	55,551	(13,341)	42,210	1996	1 - 40
The Retreat at Magnolia Parke	Gainesville, FL	—		2,040	16,338	—	112	2,040	16,450	18,490	(932)	17,558	2009	1 - 40
Atlantic Crossing	Jacksonville, FL	—		4,000	19,495	—	986	4,000	20,481	24,481	(1,185)	23,296	2008	1 - 40
Hunter's Ridge at Deerwood	Jacksonville, FL	—		1,533	13,835	—	6,209	1,533	20,044	21,577	(10,293)	11,284	1987	1 - 40
Lakeside	Jacksonville, FL	—		1,430	12,883	—	8,667	1,430	21,550	22,980	(13,408)	9,572	1985	1 - 40
Lighthouse at Fleming Island	Jacksonville, FL	—	(1)	4,047	35,052	—	3,319	4,047	38,371	42,418	(12,487)	29,931	2003	1 - 40
Paddock Club Jacksonville	Jacksonville, FL	—		2,292	20,750	—	3,776	2,292	24,526	26,818	(12,382)	14,436	1993	1 - 40
Tattersall at Tapestry Park	Jacksonville, FL	—		6,417	36,069	—	314	6,417	36,383	42,800	(1,865)	40,935	2009	1 - 40
Woodbridge at the Lake	Jacksonville, FL	—		645	5,804	—	4,364	645	10,168	10,813	(6,495)	4,318	1985	1 - 40
Woodhollow	Jacksonville, FL	—	(1)	1,686	15,179	(8)	8,325	1,678	23,504	25,182	(13,180)	12,002	1986	1 - 40
Paddock Club Lakeland	Lakeland, FL	—	(1)	2,254	20,452	(1,033)	7,473	1,221	27,925	29,146	(14,364)	14,782	1989	1 - 40
Paddock Park Ocala	Ocala, FL	6,772	(3)	2,284	21,970	—	4,477	2,284	26,447	28,731	(14,192)	14,539	1987	1 - 40
Retreat at Lake Nona	Orlando, FL	—		7,880	41,175	—	189	7,880	41,364	49,244	(467)	48,777	2006	1 - 40
The Club at Panama Beach	Panama City, FL	—		898	14,276	(5)	2,791	893	17,067	17,960	(7,591)	10,369	2000	1 - 40
Paddock Club Tallahassee	Tallahassee, FL	—		530	4,805	950	13,193	1,480	17,998	19,478	(9,193)	10,285	1992	1 - 40

Belmere	Tampa, FL	—	(1)	852	7,667	—	4,965	852	12,632	13,484	(8,138)	5,346	1984	1 - 40
Links at Carrollwood	Tampa, FL	—		817	7,355	110	4,869	927	12,224	13,151	(6,501)	6,650	1980	1 - 40
Village Oaks	Tampa, FL	—		2,738	19,055	84	1,185	2,822	20,240	23,062	(2,987)	20,075	2007	1 - 40
Park Crest at Innisbrook	Palm Harbor, FL	30,114		6,900	26,613	—	(895)	6,900	25,718	32,618	(3,116)	29,502	2000	1 - 40
High Ridge	Athens, GA	—	(1)	884	7,958	—	2,434	884	10,392	11,276	(5,406)	5,870	1987	1 - 40
Allure at Brookwood	Atlanta, GA	—		11,168	52,758	—	102	11,168	52,862	64,030	(745)	63,285	2008	1 - 40
Allure in Buckhead Village Residential	Atlanta, GA	—		8,633	19,844	—	370	8,633	20,214	28,847	(454)	28,393	2002	1 - 40
Sanctuary at Oglethorpe	Atlanta, GA	23,500		6,875	31,441	—	2,321	6,875	33,762	40,637	(5,361)	35,276	1994	1 - 40
Bradford Pointe	Augusta, GA	—		772	6,949	—	2,943	772	9,892	10,664	(5,120)	5,544	1986	1 - 40
Shenandoah Ridge	Augusta, GA	—	(1)	650	5,850	8	4,517	658	10,367	11,025	(6,829)	4,196	1982	1 - 40
Westbury Creek	Augusta, GA	3,480	(12)	400	3,626	—	1,712	400	5,338	5,738	(2,858)	2,880	1984	1 - 40
Fountain Lake	Brunswick, GA	—		502	4,551	—	2,824	502	7,375	7,877	(3,782)	4,095	1983	1 - 40
Willow Creek	Columbus, GA	—		614	5,523	—	4,746	614	10,269	10,883	(5,658)	5,225	1974	1 - 40
Prescott	Duluth, GA	—	(5)	3,840	24,011	—	1,888	3,840	25,899	29,739	(7,759)	21,980	2001	1 - 40
Lanier	Gainesville, GA	16,312		3,560	22,611	—	2,411	3,560	25,022	28,582	(7,109)	21,473	1998	1 - 40
Lake Club	Gainesville, GA	—	(5)	3,150	18,383	—	1,172	3,150	19,555	22,705	(5,424)	17,281	2001	1 - 40
Whispering Pines	LaGrange, GA	—		823	7,470	(2)	2,668	821	10,138	10,959	(5,527)	5,432	1983	1 - 40
Austin Chase	Macon, GA	—		1,409	12,687	—	2,612	1,409	15,299	16,708	(7,518)	9,190	1996	1 - 40
The Vistas	Macon, GA	—		595	5,403	—	1,937	595	7,340	7,935	(4,011)	3,924	1985	1 - 40
Avala at Savannah Quarters	Savannah, GA	—		1,500	24,862	—	475	1,500	25,337	26,837	(1,372)	25,465	2009	1 - 40
Georgetown Grove	Savannah, GA	—		1,288	11,579	—	2,424	1,288	14,003	15,291	(6,951)	8,340	1997	1 - 40
Oaks at Wilmington Island	Savannah, GA	—	(4)	2,910	25,315	—	1,819	2,910	27,134	30,044	(6,051)	23,993	1999	1 - 40
Wildwood	Thomasville, GA	—		438	3,971	371	5,848	809	9,819	10,628	(5,349)	5,279	1982	1 - 40
Three Oaks	Valdosta, GA	—		462	4,188	459	7,148	921	11,336	12,257	(6,214)	6,043	1984	1 - 40
Huntington Chase	Warner Robins, GA	—	(4)	1,160	10,437	—	2,308	1,160	12,745	13,905	(5,628)	8,277	1997	1 - 40
Southland Station	Warner Robins, GA	—		1,470	13,284	—	3,449	1,470	16,733	18,203	(8,998)	9,205	1988	1 - 40
Fairways at Hartland	Bowling Green, KY	—		1,038	9,342	—	3,161	1,038	12,503	13,541	(6,737)	6,804	1996	1 - 40
Grand Reserve Lexington	Lexington, KY	—	(1)	2,024	31,525	—	1,665	2,024	33,190	35,214	(11,862)	23,352	2000	1 - 40
Lakepointe	Lexington, KY	—	(1)	411	3,699	—	2,188	411	5,887	6,298	(3,631)	2,667	1986	1 - 40
Mansion, The	Lexington, KY	—	(1)	694	6,242	—	3,065	694	9,307	10,001	(5,689)	4,312	1989	1 - 40
Village, The	Lexington, KY	—	(1)	900	8,097	—	4,232	900	12,329	13,229	(7,551)	5,678	1989	1 - 40
Stonemill Village	Louisville, KY	—		1,169	10,518	—	8,103	1,169	18,621	19,790	(10,861)	8,929	1985	1 - 40
Crosswinds	Jackson, MS	—	(1)	1,535	13,826	—	4,587	1,535	18,413	19,948	(10,554)	9,394	1989	1 - 40
Pear Orchard	Jackson, MS	—	(1)	1,351	12,168	—	7,500	1,351	19,668	21,019	(11,676)	9,343	1985	1 - 40

Reflection Pointe	Jackson, MS	5,854	(8)	710	8,770	138	6,857	848	15,627	16,475	(8,915)	7,560	1986	1 - 40
Lakeshore Landing	Ridgeland, MS	—	(1)	676	6,284	—	2,131	676	8,415	9,091	(2,807)	6,284	1974	1 - 40
Savannah Creek	Southaven, MS	—	(1)	778	7,013	—	2,864	778	9,877	10,655	(5,816)	4,839	1989	1 - 40
Sutton Place	Southaven, MS	—	(1)	894	8,053	—	3,504	894	11,557	12,451	(6,774)	5,677	1991	1 - 40
Market Station	Kansas City, MO	—		5,814	46,241	—	41	5,814	46,282	52,096	(359)	51,737	2010	1 - 40
Hermitage at Beechtree	Cary, NC	—		900	8,099	—	4,619	900	12,718	13,618	(6,700)	6,918	1988	1 - 40
Waterford Forest	Cary, NC	—	(5)	4,000	20,250	—	2,149	4,000	22,399	26,399	(6,167)	20,232	1996	1 - 40
1225 South Church I	Charlotte, NC	—		4,780	22,342	—	162	4,780	22,504	27,284	(1,254)	26,030	2010	1 - 40
Hue	Raleigh, NC	—		3,690	29,910	—	1,250	3,690	31,160	34,850	(2,086)	32,764	2009	1 - 40
Preserve at Brier Creek	Raleigh, NC	—		5,850	21,980	(19)	22,471	5,831	44,451	50,282	(8,610)	41,672	2004	1 - 40
Providence at Brier Creek	Raleigh, NC	—		4,695	29,007	—	702	4,695	29,709	34,404	(4,630)	29,774	2007	1 - 40
Corners, The	Winston-Salem, NC	—		685	6,165	—	2,793	685	8,958	9,643	(5,907)	3,736	1982	1 - 40
Colony at South Park	Aiken, SC	—	(1)	862	7,867	—	1,610	862	9,477	10,339	(3,285)	7,054	1982	1 - 40
Woodwinds	Aiken, SC	—	(1)	503	4,540	—	2,197	503	6,737	7,240	(3,601)	3,639	1988	1 - 40
Tanglewood	Anderson, SC	—		427	3,853	—	3,103	427	6,956	7,383	(4,221)	3,162	1980	1 - 40
Fairways, The	Columbia, SC	7,701	(9)	910	8,207	—	2,819	910	11,026	11,936	(6,565)	5,371	1992	1 - 40
Paddock Club Columbia	Columbia, SC	—	(1)	1,840	16,560	—	3,666	1,840	20,226	22,066	(10,682)	11,384	1991	1 - 40
Highland Ridge	Greenville, SC	—	(1)	482	4,337	—	2,251	482	6,588	7,070	(3,648)	3,422	1984	1 - 40
Howell Commons	Greenville, SC	—	(1)	1,304	11,740	—	3,511	1,304	15,251	16,555	(8,691)	7,864	1987	1 - 40
Paddock Club Greenville	Greenville, SC	—	(1)	1,200	10,800	—	1,846	1,200	12,646	13,846	(6,699)	7,147	1996	1 - 40

Park Haywood	Greenville, SC	—	(1)	325	2,925	35	4,534	360	7,459	7,819	(4,795)	3,024	1983	1 - 40
Spring Creek	Greenville, SC	—	(1)	597	5,374	(14)	2,808	583	8,182	8,765	(4,968)	3,797	1985	1 - 40
Runaway Bay	Mt. Pleasant, SC	8,365	(6) (18)	1,085	7,269	(2)	5,858	1,083	13,127	14,210	(7,705)	6,505	1988	1 - 40
535 Brookwood	Simpsonville, SC	13,657		1,216	18,666	—	423	1,216	19,089	20,305	(1,660)	18,645	2008	1 - 40
Park Place	Spartanburg, SC	—	(1)	723	6,504	—	2,852	723	9,356	10,079	(5,113)	4,966	1987	1 - 40
Farmington Village	Summerville, SC	15,200		2,800	26,295	—	564	2,800	26,859	29,659	(4,813)	24,846	2007	1 - 40
Hamilton Pointe	Chattanooga, TN	—	(1)	1,131	10,632	—	2,386	1,131	13,018	14,149	(4,644)	9,505	1989	1 - 40
Hidden Creek	Chattanooga, TN	—	(1)	972	8,954	—	2,020	972	10,974	11,946	(3,903)	8,043	1987	1 - 40
Steeplechase	Chattanooga, TN	—	(1)	217	1,957	—	2,979	217	4,936	5,153	(3,083)	2,070	1986	1 - 40
Windridge	Chattanooga, TN	5,465	(13)	817	7,416	—	3,602	817	11,018	11,835	(5,772)	6,063	1984	1 - 40
Oaks, The	Jackson, TN	—	(1)	177	1,594	12	2,105	189	3,699	3,888	(2,343)	1,545	1978	1 - 40
Post House Jackson	Jackson, TN	5,071	(7)	443	5,078	—	4,009	443	9,087	9,530	(4,854)	4,676	1987	1 - 40
Post House North	Jackson, TN	3,360	(10)	381	4,299	(57)	2,627	324	6,926	7,250	(4,222)	3,028	1987	1 - 40
Bradford Chase	Jackson, TN	—	(1)	523	4,711	—	1,904	523	6,615	7,138	(4,084)	3,054	1987	1 - 40

Woods at Post House	Jackson, TN	4,476		240	6,839	—	2,468	240	9,307	9,547	(5,955)	3,592	1997	1 - 40
Greenbrook	Memphis, TN	28,394		2,100	24,468	25	25,446	2,125	49,914	52,039	(33,027)	19,012	1978	1 - 40
Kirby Station	Memphis, TN	—	(1)	1,148	10,337	—	8,730	1,148	19,067	20,215	(10,200)	10,015	1978	1 - 40
Lincoln on the Green	Memphis, TN	—	(1)	1,498	20,483	—	13,570	1,498	34,053	35,551	(19,266)	16,285	1992	1 - 40
Park Estate	Memphis, TN	—		178	1,141	—	4,583	178	5,724	5,902	(4,163)	1,739	1974	1 - 40
Reserve at Dexter Lake	Memphis, TN	—		1,260	16,043	2,147	36,255	3,407	52,298	55,705	(17,789)	37,916	2000	1 - 40
Paddock Club Murfreesboro	Murfreesboro, TN	—		915	14,774	—	2,027	915	16,801	17,716	(6,479)	11,237	1999	1 - 40
Aventura at Indian Lake Village	Nashville, TN	—		4,950	28,053	—	542	4,950	28,595	33,545	(1,151)	32,394	2010	1 - 40
Avondale at Kennesaw	Nashville, TN	18,821		3,456	22,443	—	450	3,456	22,893	26,349	(1,961)	24,388	2008	1 - 40
Brentwood Downs	Nashville, TN	—		1,193	10,739	(2)	6,504	1,191	17,243	18,434	(9,893)	8,541	1986	1 - 40
Grand View Nashville	Nashville, TN	—		2,963	33,673	—	4,009	2,963	37,682	40,645	(12,846)	27,799	2001	1 - 40
Monthaven Park	Nashville, TN	—		2,736	28,902	—	3,647	2,736	32,549	35,285	(10,716)	24,569	2000	1 - 40
Park at Hermitage	Nashville, TN	6,645	(14)(18)	1,524	14,800	—	7,168	1,524	21,968	23,492	(12,960)	10,532	1987	1 - 40
Venue at Cool Springs	Nashville, TN	—		6,670	—	—	49,672	6,670	49,672	56,342	(480)	55,862	2012	1 - 40
Verandas at Sam Ridley	Nashville, TN	23,165		3,350	28,308	—	500	3,350	28,808	32,158	(2,384)	29,774	2009	1 - 40
Northwood	Arlington, TX	—		886	8,051	—	1,720	886	9,771	10,657	(3,457)	7,200	1980	1 - 40
Balcones Woods	Austin, TX	—		1,598	14,398	—	9,769	1,598	24,167	25,765	(13,652)	12,113	1983	1 - 40
Grand Reserve at Sunset Valley	Austin, TX	—	(4)	3,150	11,393	—	2,448	3,150	13,841	16,991	(4,259)	12,732	1996	1 - 40
Legacy at Western Oaks	Austin, TX	32,461		9,100	49,339	—	413	9,100	49,752	58,852	(1,247)	57,605	2001	1 - 40
Silverado	Austin, TX	—		2,900	24,009	—	1,402	2,900	25,411	28,311	(6,109)	22,202	2003	1 - 40
Stassney Woods	Austin, TX	4,050	(15)(18)	1,621	7,501	—	5,502	1,621	13,003	14,624	(7,971)	6,653	1985	1 - 40
Travis Station	Austin, TX	3,585	(16)(18)	2,281	6,169	—	6,245	2,281	12,414	14,695	(6,955)	7,740	1987	1 - 40
Woods, The	Austin, TX	—		1,405	12,769	—	5,036	1,405	17,805	19,210	(6,065)	13,145	1977	1 - 40
Courtyards at Campbell	Dallas, TX	—		988	8,893	—	3,241	988	12,134	13,122	(6,213)	6,909	1986	1 - 40
Deer Run	Dallas, TX	—		1,252	11,271	—	4,026	1,252	15,297	16,549	(8,011)	8,538	1985	1 - 40
Grand Courtyard	Dallas, TX	—	(4)	2,730	22,240	—	1,640	2,730	23,880	26,610	(5,729)	20,881	2000	1 - 40
Legends at Lowe's Farm	Dallas, TX	—		5,016	41,091	—	679	5,016	41,770	46,786	(1,791)	44,995	2008	1 - 40
Watermark	Dallas, TX	—	(5)	960	14,438	—	1,220	960	15,658	16,618	(4,792)	11,826	2002	1 - 40
La Valencia at Starwood	Frisco, TX	22,085		3,240	26,069	—	407	3,240	26,476	29,716	(2,134)	27,582	2009	1 - 40
Legacy Pines	Houston, TX	—		2,157	19,066	(15)	2,987	2,142	22,053	24,195	(7,930)	16,265	1999	1 - 40
Reserve at Woodwind Lakes	Houston, TX	12,077		1,968	19,928	—	2,562	1,968	22,490	24,458	(5,237)	19,221	1999	1 - 40
Park Place (Houston)	Houston, TX	—		2,061	15,830	—	2,681	2,061	18,511	20,572	(4,121)	16,451	1996	1 - 40
Ranchstone	Houston, TX	—	(4)	1,480	14,807	—	1,865	1,480	16,672	18,152	(3,499)	14,653	1996	1 - 40
Cascade at Fall Creek	Humble, TX	—		3,230	19,926	—	791	3,230	20,717	23,947	(3,681)	20,266	2007	1 - 40

Chalet at Fall Creek	Humble, TX	—	(4)	2,755	20,085	—	560	2,755	20,645	23,400	(4,076)	19,324	2006	1 - 40
Bella Casita at Las Colinas	Irving, TX	—	(5)	2,521	26,432	—	570	2,521	27,002	29,523	(1,922)	27,601	2007	1 - 40
Lane at Towne Crossing	Mesquite, TX	—	(2)	1,311	11,867	(8)	2,376	1,303	14,243	15,546	(4,962)	10,584	1983	1 - 40
Times Square at Craig Ranch	McKinney, TX	—		1,130	28,058	—	1,902	1,130	29,960	31,090	(2,459)	28,631	2009	1 - 40
Highwood	Plano, TX	—		864	7,783	—	3,451	864	11,234	12,098	(6,033)	6,065	1983	1 - 40
Los Rios Park	Plano, TX	—	(2)	3,273	28,823	—	3,227	3,273	32,050	35,323	(10,861)	24,462	2000	1 - 40
Boulder Ridge	Roanoke, TX	—	(2)	3,382	26,930	—	4,378	3,382	31,308	34,690	(8,350)	26,340	1999	1 - 40
Copper Ridge	Roanoke, TX	—		4,166	—	—	20,991	4,166	20,991	25,157	(2,151)	23,006	2009	1 - 40
Alamo Ranch	San Antonio, TX	—		2,380	26,982	—	923	2,380	27,905	30,285	(1,912)	28,373	2009	1 - 40
Haven at Blanco	San Antonio, TX	—		5,450	45,958	—	76	5,450	46,034	51,484	(519)	50,965	2010	1 - 40
Stone Ranch at Westover Hills	San Antonio, TX	19,319		4,000	24,992	—	994	4,000	25,986	29,986	(2,760)	27,226	2009	1 - 40
Cypresswood Court	Spring, TX	—	(5)	576	5,190	—	3,083	576	8,273	8,849	(5,152)	3,697	1984	1 - 40
Villages at Kirkwood	Stafford, TX	—	(4)	1,918	15,846	—	1,849	1,918	17,695	19,613	(5,418)	14,195	1996	1 - 40
Green Tree Place	Woodlands, TX	—	(5)	539	4,850	—	2,800	539	7,650	8,189	(4,712)	3,477	1984	1 - 40
Adalay Bay	Chesapeake, VA	—		5,280	31,341	—	461	5,280	31,802	37,082	(805)	36,277	2002	1 - 40
Seasons at Celebrate Virginia	Fredericksburg, VA	—		6,960	32,083	—	172	6,960	32,255	39,215	(1,188)	38,027	2011	1 - 40
Township	Hampton, VA	10,748	(11)	1,509	8,189	—	8,342	1,509	16,531	18,040	(8,751)	9,289	1987	1 - 40
Hamptons at Hunton Park	Richmond, VA	—		4,930	35,598	—	1,446	4,930	37,044	41,974	(2,002)	39,972	2003	1 - 40
Total Residential Properties		$330,677		342,188	2,369,289	4,004	595,197	346,192	2,964,488	3,310,680	(901,250)	2,409,430
Times Square at Craig Ranch				253	1,310	—	375	253	1,685	1,938	(58)	1,880	2009	1 - 40
Bella Casita at Las Colinas				46	186	—	126	46	312	358	(16)	342	2007	1 - 40
Allure at Buckhead				867	3,465	—	—	867	3,465	4,332	(77)	4,255	2002	1 - 40
1225 South Church				43	199	9	131	52	330	382	(17)	365	2010	1 - 40
Retail Properties	Various			1,209	5,160	9	632	1,218	5,792	7,010	(168)	6,842	Various	1 - 40
South Church Phase II Development				4,832	—	—	19,358	4,832	19,358	24,190	(64)	24,126	N/A	N/A
River's Walk				5,200	—	—	11,526	5,200	11,526	16,726	—	16,726	N/A	N/A
220 Riverside				2,500	—	—	2,084	2,500	2,084	4,584	—	4,584	N/A	N/A
Development Properties				12,532	—	—	32,968	12,532	32,968	45,500	(64)	45,436
Total Properties				355,929	2,374,449	4,013	628,797	359,942	3,003,248	3,363,190	(901,482)	2,461,708
Land Held for Future Developments	Various			1,306	—	(101)	—	1,205	—	1,205	—	1,205	N/A	N/A
Commercial Properties	Various			—	—	—	20,614	—	20,614	20,614	(12,556)	8,058	Various	1 - 40
Total Other				1,306	—	(101)	20,614	1,205	20,614	21,819	(12,556)	9,263
	Total Real Estate Assets, net of Joint Ventures			$357,235	$2,374,449	$3,912	$649,411	$361,147	$3,023,862	$3,385,009	$(914,038)	$2,470,971

(1)
Encumbered by a $691.8 million FNMA facility, with $495.8 million available and $495.8 million outstanding with a variable interest rate of 1.22% on which there exists in combination with the FNMA facility mentioned in note (2) nine interest rate swap agreements totaling $275 million at an average rate of 5.45% and six interest rate caps totalling $165 million at an average rate of 4.58% at December 31, 2012.

(2)
Encumbered by a $83.2 million FNMA facility, with $0 million available and $0 outstanding with a variable interest rate of 0.00% on which there exists interest rate swaps and caps as mentioned in note (1) at December 31, 2012.

(3)	Phase I of Paddock Park - Ocala is encumbered by $6.8 million in bonds on which there exists a $6.8 million interest rate cap of 6.00% which terminates on October 24, 2017.

(4)
Encumbered by a $200 million Freddie Mac facility, with $198.2 million available and an outstanding balance of $198.2 million and a variable interest rate of 0.72% on which there exists eight interest rate swap agreements totaling $134 million at an average rate of 5.51% and a $15 million interest rate cap of 5% at December 31, 2012.

(5)	Encumbered by a $128 million loan with an outstanding balance of $128 million and a fixed interest rate of 5.08% which matures on June 10, 2021.

(6)	Encumbered by $8.4 million in bonds on which there exists a $8.4 million interest rate cap of 4.50% which terminates on March 1, 2014.

(7)	Encumbered by $5.1 million in bonds on which there exists a $5.1 million interest rate cap of 4.50% which terminates on March 1, 2014.

(8)	Encumbered by $5.9 million in bonds on which there exists a $5.9 million interest rate cap of 6.00% which terminates on October 31, 2017.

(9)	Encumbered by $7.7 million in bonds on which there exists a $7.7 million interest rate cap of 6.00% which terminates on October 31, 2017.

(10)	Encumbered by $3.4 million in bonds on which there exists a $3.4 million interest rate cap of 6.00% which terminates on October 31, 2017.

(11)	Encumbered by $10.8 million in bonds on which there exists a $10.8 million interest rate cap of 6.00% and maturing on October 15, 2017.

(12)
Encumbered by $3.5 million in bonds $0.5 million having a variable rate of 1.128% and $3.0 million with a variable rate of 0.908% on which there exists a $3.0 million interest rate cap of 6.00% which terminates on May 31, 2013.

(13)
Encumbered by $5.5 million in bonds $0.5 million having a variable rate of 1.128% and $5.0 million with a variable rate of 0.908% on which there exists a $5.0 million interest rate cap of 6.00% which terminates on May 31, 2013.

(14)	Encumbered by $6.6 million in bonds on which there exists a $6.6 million interest rate cap of 6.00% which terminates on November 15, 2016.

(15)	Encumbered by $4.1 million in bonds on which there exists a $4.1 million interest rate cap of 6.00% which terminates on November 15, 2016.

(16)	Encumbered by $3.6 million in bonds on which there exists a $3.6 million interest rate cap of 6.00% which terminates on November 15, 2016.

(17)
Depreciation is on a straight line basis over the estimated useful asset life which ranges from 8 to 40 years for land improvements and buildings, 5 years for furniture, fixtures and equipment, and 6 months for fair market value of residential leases.

(18)
Also encumbered by a $17.9 million FNMA facility maturing on March 1, 2014 with a variable interest rate of 0.84% on which there exists a $11.7 million interest rate cap of 5.00% which terminates on March 1, 2014, and a $6.2 million interest rate cap of 4.50% which terminates on March 1, 2014.

(19)
The aggregate cost for Federal income tax purposes was approximately $3.8 million at December 31, 2012. The aggregate cost for book purposes exceeds the total gross amount of real estate assets for Federal income tax purposes, principally due to purchase accounting adjustments recorded under accounting principles generally accepted in the United States of America.

Mid-America Apartments, L.P.
Schedule III
Real Estate and Accumulated Depreciation
A summary of activity for real estate investments and accumulated depreciation is as follows (dollars in thousands):

	Year Ended December 31,
	2012	2011	2010
Real estate investments:
Balance at beginning of year	$3,057,999	$2,670,832	$2,433,526
Acquisitions (1)	344,869	334,650	284,486
Less: FMV of Leases included in Acquisitions	(3,144)	(3,522)	(1,764)
Improvement and development	111,354	80,993	45,544
Disposition of real estate assets (2)	(126,066)	(24,954)	(90,960)
Balance at end of year	$3,385,012	$3,057,999	$2,670,832

Accumulated depreciation:
Balance at beginning of year	$858,276	$769,066	$675,679
Depreciation	113,110	102,713	94,138
Disposition of real estate assets (2)	(57,345)	(13,503)	(751)
Balance at end of year	$914,041	$858,276	$769,066

MAALP's consolidated balance sheet at December 31, 2012, 2011, and 2010, includes accumulated depreciation of $12,556,000, $11,105,000, and $9,967,000, respectively, in the caption "Commercial properties, net".

(1) Includes $32 million of non-cash activity related to fair market value of debt assumed.
(2) Includes assets sold, casualty losses, and removal of certain fully depreciated assets.

See accompanying report of independent registered public accounting firm.